UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant   ☐
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which    the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid with preliminary materials:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 30, 2012

Dear Stockholder:

You are invited to attend the 2012 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. to be held on Thursday, June 14, 2012, at 10:00 a.m., Pacific Daylight Time, at our corporate headquarters, 79 Great Oaks Boulevard, San Jose, CA 95119.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. We continue using the Securities and Exchange Commission rule that permits companies to furnish proxy materials to stockholders over the Internet. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you have received a paper copy of the proxy statement and proxy card, you may grant a proxy to vote your shares by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means shares held of record by a broker, bank, trust or other nominee, you should review the Notice Regarding the Availability of Proxy Materials or proxy statement and voting instruction form used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the Annual Meeting.

Your vote is important, regardless of the number of shares that you own.

On behalf of the Board of Directors, I thank you for your participation. We look forward to seeing you on June 14.

Sincerely,

Michael R. Hsing Chairman of the Board, President and Chief Executive Officer

MONOLITHIC POWER SYSTEMS, INC.
___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 14, 2012

To the Stockholders of Monolithic Power Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Monolithic Power Systems, Inc. (the “Company”), a Delaware corporation, will be held on Thursday, June 14, 2012, at 10:00 a.m., Pacific Daylight Time, at the Company’s corporate headquarters at 79 Great Oaks Boulevard, San Jose, CA 95119, for the following purposes:

1.
To elect three Class II directors to serve for three year terms until our annual meeting of stockholders in 2015 or until their respective successors are duly elected and qualified. The nominees for election to our Board of Directors are James C. Moyer, Karen A. Smith Bogart and Dr. Jeff Zhou.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To hold an advisory vote on the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 17, 2012 are entitled to notice of and to vote at the meeting.

Your vote is important.  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we encourage you to submit your proxy as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in this proxy statement or the voting instruction form provided to you; (ii) by calling the toll-free number; or (iii) by signing, dating and returning the enclosed proxy card or instruction form provided to you. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. Any stockholder of record attending the meeting may vote in person even if he or she has already returned a proxy.

By Order of the Board of Directors,

Saria Tseng
Vice President, General Counsel and Corporate Secretary
San Jose, California
April 30, 2012

MONOLITHIC POWER SYSTEMS, INC.

_________________

PROXY STATEMENT
FOR
2012 ANNUAL MEETING OF STOCKHOLDERS

_________________

INFORMATION CONCERNING SOLICITATION AND VOTING

i

Index
Page
Record Date; Outstanding Shares	1
Procedure for Submitting Stockholder Proposals	1
Voting	2
Expenses of Solicitation	3
Quorum; Required Votes; Abstentions; Broker Non-Votes	3
PROPOSAL ONE	5
Classified Board of Directors; Nominees	5
Information Regarding Nominees and Other Directors	5
Director Independence	6
Board Meetings and Committees	10
Audit Committee	10
Compensation Committee.	10
Nominating and Governance Committee.	11
Nomination Process	11
Attendance at Annual Meetings of Stockholders by the Board of Directors	11
Code of Ethics and Business Conduct	12
Director Compensation	12
PROPOSAL TWO	14
Accounting Fees	14
Pre-Approval of Audit and Non-Audit Services	14
PROPOSAL THREE	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
Section 16(a) Beneficial Ownership Reporting Compliance	18
Certain Relationships and Related Transactions	18
EXECUTIVE OFFICER COMPENSATION	19
Compensation Committee Report	33
Compensation Committee Interlocks and Insider Participation	33
Compensation Risk Management	33
Summary Compensation Table	34
Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2011	35
Outstanding Equity Awards at Fiscal 2011 Year-End	37
Option Exercises and Stock Vested	38
Potential Payments Upon Termination or Termination Upon Change-in-Control	38
Employment Agreements and Change-in-Control Arrangements	38
Equity Compensation Plan Information	42
Audit Committee Report	43
Other Matters	43

ii

General

This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), of Monolithic Power Systems, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 14, 2012 at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein.  The Annual Meeting will be held at the Company’s corporate headquarters located at 79 Great Oaks Boulevard, San Jose, CA 95119. The telephone number at that location is (408) 826-0600.

Internet Availability of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record, and upon request we will send a paper copy of the proxy materials and proxy card to other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. Stockholders will have the ability to access the proxy materials on the website referred to in the notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the notice and on the website referred to in the notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the Internet and to mail the notice, or to mail the proxy statement and proxy card, as applicable, on or about May 3, 2012 to all stockholders of record at the close of business on April 17, 2012 (the “Record Date”).

The Company’s website is not intended to function as a hyperlink and the information contained on the Company’s website is not intended to be part of this proxy statement.

Record Date; Outstanding Shares

Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. On the Record Date 34,449,250 shares of Common Stock were issued and outstanding. No shares of the Company’s Preferred Stock were issued and outstanding. For information regarding security ownership by management, directors, and beneficial owners of more than 5% of the Common Stock, see the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Submitting Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials. Proposals of stockholders of the Company which are to be presented by such stockholders at the Company’s 2013 annual meeting of stockholders must meet the stockholder proposal requirements contained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and must be received by the Company no later than December 10, 2012 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to the Company’s principal executive office located at 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary. No such stockholder proposals were received by the Company in respect of the Annual Meeting prior to the deadline for this year’s meeting.

Requirements for stockholder proposals to be brought before an Annual Meeting but not included in the Company’s proxy materials. If a stockholder wishes to present a proposal at the Company’s 2013 annual meeting, and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting as determined in accordance with the Company’s Bylaws (which are attached as Exhibit 3.4 to our Form S-1 Registration Statement filed with the SEC on November 15, 2004). Under the Company’s Bylaws, in order to be deemed properly presented, notice of proposed business must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not fewer than 90 or more than 120 calendar days before the one year anniversary of the date on which the Company first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders (the “Notice Period”). As a result, the Notice Period for the Company’s 2013 annual meeting will begin on January 4, 2013 and end on February 3, 2013.  However, in the event the date of the 2012 annual meeting will be changed by more than 30 days from the date of this year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of: (1) 90 calendar days in advance of the 2013 annual meeting and (2) 10 calendar days following the date on which public announcement of the date of the 2013 annual meeting is first made. A stockholder’s notice to the Secretary of the Company shall set forth as to each matter the stockholder proposes to bring before the 2013 annual meeting: (a) a brief description of the business desired to be brought before the 2013 annual meeting and the reasons for conducting such business at the 2013 annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Rule 14a-8 of the 1934 Act, in his or her capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the Notice Period, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2013 annual meeting.

Voting

Voting prior to the Annual Meeting. If you are the record holder of your stock, you have three options for submitting your votes prior to the Annual Meeting:

☐	by following the instructions for Internet voting printed on your proxy card;

☐	by using the telephone number printed on your proxy card; or

☐	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope

If you have Internet access, the Company encourages you to record your vote on the Internet. It is convenient, and it saves the Company significant postage and processing costs. In addition, when voting via the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late, and therefore not be counted. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards.  If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any matters other than the proposals described herein will be raised at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank, trust or other nominee, you will receive a notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares.  Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone.

YOUR VOTE IS IMPORTANT.  You should submit your proxy even if you plan to attend the Annual Meeting.

Voting by attending the Annual Meeting. A stockholder of record may also vote his or her shares in person at the Annual Meeting.  A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. You may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Changing vote; revocability of proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by:

☐
filing a written notice of revocation bearing a later date than the previously submitted proxy which is received by the Secretary of the Company at or before the taking of the vote at the Annual Meeting;

☐	duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting;

☐	submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed); or

☐	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a previously submitted proxy).

Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent so as to be delivered to Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary, prior to the date of the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Expenses of Solicitation

The Company will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material.  The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.  Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter, e-mail, messenger facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services will  be approximately $10,000.

Quorum; Required Votes; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in order to have the required quorum for the transaction of business.  Stockholders are counted as present at the meeting if they: (1) are present in person or (2) have properly submitted a proxy card by mail or voted by telephone or by using the Internet.  If the shares present at the Annual Meeting do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The required votes to approve the proposals to be considered at this Annual Meeting are as follows:

☐	The affirmative vote of a plurality of the votes duly cast is required for the election of directors.

☐	The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.

☐
The affirmative vote of a majority of the votes duly cast is required to approve, on an advisory basis, the compensation of the Company’s named executive officers.  While this vote is advisory and not binding on us or our Board, the Board and Compensation Committee intend to take into account the outcome of the vote when considering future executive compensation arrangements.

 Under the General Corporation Law of the State of Delaware, both abstaining votes and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstaining vote is not counted as a vote cast for the election of directors, but has the same effect as a vote cast against proposals requiring approval by a majority of the votes cast, such as the ratification of our independent registered public accounting firm. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  A broker non-vote is not counted as a vote cast for the election of directors or as a vote cast for proposals requiring approval by a majority of the votes cast and, therefore, does not have the effect of a vote against such proposals. For purposes of ratifying our independent registered public accounting firm, brokers have discretionary authority to vote.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our corporate headquarters offices located at 79 Great Oaks Boulevard, San Jose, CA 95119 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Classified Board of Directors; Nominees

The Company’s Board currently consists of seven persons.   Our certificate of incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms.  As a result, a portion of our Board will be elected each year for three-year terms.

                Three Class II directors are to be elected to the Board at the 2012 Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees, James C. Moyer, Karen A. Smith Bogart and Dr. Jeff Zhou. Messrs. Moyer, Bogart and Zhou are standing for re-election to the Board. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. The term of office of each person elected as a Class II director will continue for three years until his successor has been duly elected and qualified.  If elected, the term for Messrs. Moyer, Bogart and Zhou will expire at the 2015 annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED NOMINEES.

Information Regarding Nominees and Other Directors

Name	Age	Director Since	Principal Occupation
Michael R. Hsing	52	1997	Chairman of the Board, President and Chief Executive Officer of the Company
James C. Moyer	69	1998	Chief Design Engineer of the Company and Director/Nominee
Herbert Chang(1)(3)	50	1999	Lead Director
Victor K. Lee(2)	55	2006	Director
Douglas McBurnie(2)(3)	69	2007	Director
Karen A. Smith Bogart(1)(3)	55	2007	Director/Nominee
Dr. Jeff Zhou (1)(2)	57	2010	Director/Nominee

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee

Nominees for Class II Directors Whose Term Expires in 2012

James C. Moyer has served on our Board since October 1998 and has served as our Chief Design Engineer since September 1997. Before joining our Company, from June 1990 to September 1997, Mr. Moyer held senior technical positions at Micrel, Inc. Prior to that, Mr. Moyer held senior design engineering positions at Hytek Microsystems Inc., National Semiconductor Corporation, and Texas Instruments Inc. Mr. Moyer holds a B.A.E.E. from Rice University.

Karen A. Smith Bogart has served on our Board since May 2007. Ms. Smith Bogart is President of Pacific Tributes Inc., a start-up firm located in Santa Barbara, CA, a position that she has held since 2006.  From 2003 to 2006, Ms. Smith Bogart was Chairman and President, Greater Asia Region and Senior Vice President of Eastman Kodak Company, located in Shanghai, China. She is also a lecturer in business strategy, product management, organizational capabilities, and leadership at the University of California at Santa Barbara.  Ms. Smith Bogart previously managed many of Eastman Kodak’s largest global businesses, including Kodak Professional Imaging, Consumer Printing, and Consumer Cameras and Batteries. Ms. Bogart is also a director for Mohawk Industries, Inc.  Ms. Smith Bogart holds a B.A. in Political Science from the State University of New York at Geneseo; a Masters in Industrial and Labor Relations from Cornell University; an M.B.A. from the University of Rochester; and a Master of Arts in Human Organizational Systems from Fielding Graduate University.

Dr. Jeff Zhou has served on our Board since February 2010. Dr. Zhou currently serves as Vice President Product Engineering of Nanosolar, Inc., a manufacturer of thin film solar cells and panels. Dr. Zhou was Chief Operating Officer at NDS Surgical Imaging, a medical imaging technology company during 2010. From 2008 to 2009, Dr. Zhou was Vice President of Global Engineering and General Manager of Asia Pacific Business at NDS Surgical Imaging.  From 2005 to 2007, Dr. Zhou was Vice President of Engineering for several business divisions and General Manager of the China and India Design Centers at Flextronics Inc. From 2000 to 2005, he was Vice President and General Manager of several divisions at Honeywell International Inc. Dr. Zhou holds a Ph.D. degree in Electrical Engineering from the University of Florida.

Incumbent Class III Directors Whose Term Expires in 2013.

Herbert Chang has served on our Board since September 1999. Mr. Chang has been the President of InveStar Capital, Inc. since April 1996, Chief Executive Officer of C Squared Management Corporation since April 2004, and is currently a Managing Member of Growstar Associates, Ltd., which is the General Partner and the Fund Manager of VCFA Growth Partners, L.P. Mr. Chang’s companies focus on investing in companies in the semiconductor, telecommunications, networking, software, and/or Internet industries. Mr. Chang serves on the board of directors of Marvell Technology Group Ltd., BCD Semiconductor Manufacturing Limited and a number of private companies. Mr. Chang received a B.S. in geology from National Taiwan University and an M.B.A. from National Chiao Tung University in Taiwan.

Michael R. Hsing has served on our Board and as our President and Chief Executive Officer since founding Monolithic Power Systems in August 1997. In 2010, Mr. Hsing was appointed as Chairman of the Board. Before founding our Company, Mr. Hsing held senior technical positions at Supertex, Inc. and Micrel, Inc. Mr. Hsing is an inventor on numerous patents related to the process development of bipolar mixed-signal semiconductor manufacturing. Mr. Hsing holds a B.S.E.E. from the University of Florida.

Incumbent Class I Directors Whose Term Expires in 2014

Victor K. Lee has served on our Board since September 2006. Mr. Lee served as Chief Financial Officer of Ambarella, Inc., a fabless semiconductor company from August 2007 to March 2011. From December 2002 through June 2007, Mr. Lee served as Chief Financial Officer and Secretary of Leadis Technology Inc., a fabless semiconductor company. From February 2001 until December 2002, Mr. Lee was engaged as an independent consultant and from December 1999 to January 2001, Mr. Lee served as the Chief Financial Officer and Secretary of SINA Corporation, an Internet media company. From September 1998 to August 1999, Mr. Lee was the Vice President and Acting Chief Financial Officer of VLSI Technology, Inc., a semiconductor manufacturer, and from 1997 to 1998, Vice President, Corporate Controller of VLSI Technology, Inc. From 1989 to 1997, Mr. Lee was a finance director at Advanced Micro Devices, Inc. Mr. Lee holds a B.S. in Industrial Engineering and Operations Research and an M.B.A. from the University of California, Berkeley.

Douglas McBurnie has served on our Board since May 2007. Mr. McBurnie is a retired semiconductor executive with over 35 years of industry experience. Since 1998, Mr. McBurnie served as a consultant to and director for several public and private technology companies, including Leadis Technology Inc. From 1997 to 1998, he was Senior Vice President, Computer, Consumer & Network Products Group of VLSI Technology, Inc. From 1994 to 1997, Mr. McBurnie served as Vice President and General Manager of several divisions at National Semiconductor. Mr. McBurnie holds a B.A. degree from Baldwin Wallace College.

There is no family relationship among any of our executive officers, directors and nominees.

Director Independence

The Board has determined that each of Karen A. Smith Bogart, Herbert Chang, Victor K. Lee, Douglas McBurnie and Jeff Zhou are “independent” under the applicable listing standards of The NASDAQ Stock Market (“NASDAQ”).

Director Qualifications

Our Board includes seven members who are well-qualified to serve on the Board and represent our stockholders’ best interests. Our Board consists of directors who have the following characteristics:

1.	Possess a professional background that would enable the development of a deep understanding of our business;

2.	Bring diversity to the Board through their experiences in various industries, both domestically and internationally;

3.	Are independent thinkers and work well together;

4.	Have the ability to embrace our values and culture;

5.	Have high ethical standards;

6.	Possess sound business judgment and acumen; and

7.	Are willing to commit their time and resources necessary for the Board to effectively fulfill its responsibilities.

We believe that each of the director nominees and the rest of the directors possess these attributes. In addition, the directors bring to the Board a breadth of experience, including extensive financial and accounting expertise, public company board experience, knowledge of the semiconductor business and technology, broad global experience, and extensive operational and strategic planning experience in complex, high-growth global companies.

The following describes the key qualifications, business skills, experience and perspectives that each of our directors and director nominees brings to the Board, in addition to the general qualifications described above and described in their individual biographies:

Michael R. Hsing:
Mr. Hsing, the co-founder of the Company, is a visionary in power management technology as well as a strong leader, motivator and successful entrepreneur. Mr. Hsing provides the Board with valuable insight into management’s perspective with respect to the Company’s operations, and he provides the Board with the most comprehensive view of the Company’s operational history over the past few years. Under his leadership, the Company has experienced significant revenue growth and has been highly profitable. Since the Company’s initial public offering in 2004, shareholder value measured by market capitalization has increased significantly. Having worked in the semiconductor industry for over 25 years, Mr. Hsing’s experience and insight enable him to understand how to control costs effectively and maximize the Company’s technology advantages, which has helped to fuel the Company’s growth and created value for our stockholders. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Hsing should serve as a director of the Company.

James C. Moyer:
Mr. Moyer is a technical expert in the design of analog semiconductors. As co-founder of the Company, Mr. Moyer is intimately familiar with the Company and our products. Mr. Moyer brings insight to the Board because of his cumulative experience gained as an engineer and technical leader in the semiconductor industry. This experience gives him a highly developed understanding of the needs and requirements of the analog market for the Company’s complex products and allows him as a director to lead the Company in the right direction in terms of strategy and business approach. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Moyer should serve as a director of the Company.

Herbert Chang:
Mr. Chang has been a member of the Board since 1999, which gives him significant knowledge of our recent experiences and history. We also continue to benefit from the broad experience gained by Mr. Chang through his numerous successful investments in both public and private high-technology companies. Mr. Chang has served on several boards of the companies in which he has invested, which has given him significant leadership and oversight experience. In addition, through these board and investor responsibilities, Mr. Chang has developed a deep knowledge of the Company’s industry, the Company’s operations, and the accompanying complex financial transactions and controls necessary for us to succeed. Mr. Chang’s financial expertise has also helped the Board analyze significant complex financial transactions that the Company has considered from time to time. Mr. Chang also has very relevant international experience based on his educational background and work experience in the countries where the Company does business.  Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Chang should serve as a director of the Company.

Victor K. Lee:
Mr. Lee is the financial expert on the Audit Committee of the Board. He has been the Chief Financial Officer at several public and private companies, and has worked in the semiconductor industry for over 25 years. Mr. Lee is familiar with not only the inner workings of the industry, but also has intimate knowledge of the financial issues that semiconductor companies often face. His experience has allowed him to understand the broad issues, in particular those affecting the financial and accounting aspects of our business, that the Board must consider and to make sound recommendations to the Company’s management and the Board. Mr. Lee also provides the Board with valuable insight into financial management, disclosure issues and tax matters relevant to our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Lee should serve as a director of the Company.

Douglas McBurnie:
Mr. McBurnie possesses 35 years of experience in the semiconductor industry, primarily in executive positions, which has given him valuable executive leadership experience. His understanding of the market and the competitive landscape in which the Company operates is a valuable asset to our Board in understanding how to help the Company succeed. Mr. McBurnie also served on a board of a public company and understands the importance of corporate governance as a result of this service.  His experience as a director of another publicly held semiconductor company is valuable in providing insight on effective management and best practices techniques for our Board and committees of the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. McBurnie should serve as a director of the Company.

Karen A. Smith Bogart:
Ms. Smith Bogart has held senior executive positions at several domestic and multi-national companies in various industries, which has given her significant executive leadership experience. She is a seasoned entrepreneur, which allows her to see issues from the perspective of the Company’s investors, and has experience outside of the semiconductor industry. Ms. Smith Bogart has international experience in countries where MPS operates and understands the Company’s multi-national culture. Ms. Smith Bogart’s experiences outside of the semiconductor industry have enabled her to bring a different perspective, with creative and different ideas, when addressing issues that the Board faces. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Bogart should serve as a director of the Company.

Dr. Jeff Zhou:
Dr. Zhou is a senior business executive with over 20 years of industry experience at large, multi-national corporations with global footprints. Dr. Zhou has an extensive background in the global manufacturing and electronics industry. This experience allows him to contribute his valuable executive leadership talent and understanding of international business to Board deliberations. Dr. Zhou’s recent appointment to the Board also allows him to bring a new perspective, new ideas and new outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Zhou should serve as a director of the Company.

Board Leadership Structure

The size of the Company’s Board consists of seven members, five of which the Board has determined are independent and two of which are insiders.  The Board has designated one of the independent directors, Mr. Chang, as the Lead Director because our President and Chief Executive Officer, Mr. Hsing, also serves as the Chairman of the Board. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Lead Director, benefits the Company and our stockholders by providing a counterbalance to the management perspective provided by Mr. Hsing and Mr. Moyer during Board deliberations.

We recognize that different board leadership structures may be appropriate for different companies. We believe that our current Board leadership structure is optimal for us. Our leadership structure demonstrates to our employees, suppliers, customers and other stakeholders that we are governed by strong, balanced leadership, with a single person setting the tone for the Board and management and having primary responsibility for managing our day-to-day operations. This message is increasingly important as we continue to seek to achieve business success through new product releases and gaining market share in our industry. At the same time, our leadership structure sends the message that we also value strong, independent oversight of our management operations and decisions in the form of our Lead Director. Further, having a single leader for both the Company and the Board eliminates the potential for strategic misalignment or duplication of efforts, and provides clear leadership for the Company.

As discussed above, the positions of Chairman of the Board and President and Chief Executive Officer are held by the same person and the Board has appointed a Lead Director, Mr. Herbert Chang.  Mr. Chang’s roles and responsibilities as the Lead Director include:

1.	Reviewing meeting agendas, schedules, and information sent to the Board;

2.	Retaining independent advisors on behalf of the Board, or committees, as the Board may determine is necessary or appropriate;

3.	Ensuring personal availability for consultation and communication with independent directors and with the Chairman of the Board, as appropriate;

4.	Performing such other functions as the independent directors may designate from time to time;

5.	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

6.	Serving as liaison between the Chairman and independent directors;

7.	Calling meetings of independent directors; and

8.	Ensuring that the Board is at least two-thirds independent and that key committees are independent.

Our independent directors meet in executive session during a portion of every regularly scheduled Board meeting, and otherwise as needed. Our Lead Director presides over meetings of our independent directors and we believe that these meetings help to ensure an appropriate level of independent scrutiny of the functioning of our Board.

Board Oversight of Risk

The Board is primarily responsible for the oversight of risks that could affect the Company. The Company’s senior management team, which conducts the Company’s day-to-day risk management, is responsible for assisting the Board with its risk oversight function.  This oversight is conducted principally through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risk. The Board satisfies its responsibility by requiring each committee chair to regularly submit reports regarding the committee’s considerations and actions, as well as by requiring officers responsible for oversight of particular risks within the Company to submit regular reports. As these reports are submitted independent of review by Mr. Hsing, our President and Chief Executive Officer and the Chairman of our Board, the Board believes that its conduct of its risk oversight function has no impact on the Board’s leadership structure other than to reinforce the involvement of the Board in ongoing management of the Company.

In addition to requiring regular reporting from committees and officers, the Board also hears from third-party advisors in order to maintain oversight of risks that could affect the Company, including the Company’s independent auditors, outside counsel, compensation consultants and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on specific risk-related matters.

At its regularly scheduled meetings, the Board also receives management updates on the business, including operational issues, financial results and business outlook and strategy.

Our Audit Committee also assists the full Board in its oversight of risk by discussing with management the Company’s compliance with legal and regulatory requirements, the Company’s policies with respect to risk assessment and management of risks that may affect the Company, and the Company’s system of disclosure control and system of controls over financial reporting.  Risks related to our company-wide compensation programs are reviewed by our Compensation Committee. For more information on the Compensation Committee’s compensation risk assessment see “Executive Officer Compensation – Compensation Risk Management.” Our Nominating and Governance Committee provides compliance oversight and reports to the full Board on compliance and makes recommendations to our Board on corporate governance matters, including director nominees, the determination of director independence, and board and committee structure and membership.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Board Meetings and Committees

The Board held a total of six (6) meetings during 2011. During 2011, all directors attended at least 75% of the meetings of the Board and the committees upon which such director served.

Audit Committee. The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the 1934 Act, which currently consists of three members: Victor K. Lee, Douglas McBurnie and Jeff Zhou. Mr. Lee is the chairman of the Audit Committee. This committee oversees the Company’s financial reporting process and procedures, is responsible for the appointment and terms of engagement of the Company’s independent registered public accounting firm, reviews and approves the Company’s financial statements, and coordinates and approves the activities of the Company’s independent registered public accounting firm. The Board has determined that Mr. Lee is an “audit committee financial expert,” as defined under the rules of the SEC, and all members of the Audit Committee are “independent” in accordance with the applicable SEC regulations and the applicable listing standards of NASDAQ. The Audit Committee held four (4) meetings during 2011. The Audit Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com by clicking on the name of the applicable committee.

Compensation Committee. The Board has designated a Compensation Committee consisting of three members: Karen A. Smith Bogart, Herbert Chang and Jeff Zhou. Mr. Zhou is the chairman of the Compensation Committee. This committee is responsible for providing oversight of the Company’s compensation policies, plans and benefits programs and assisting the Board in discharging its responsibilities relating to (a) oversight of the compensation of the Company’s Chief Executive Officer and other executive officers, and (b) approving and evaluating the executive officer compensation plans, policies and programs of the Company. The committee also assists the Board in administering the Company’s 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan. The committee may delegate authority to subcommittees when appropriate. All members of the Compensation Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Compensation Committee held eight (8) meetings during 2011. The Compensation Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Nominating and Governance Committee. The Board has designated a Nominating and Governance Committee consisting of three members: Karen A. Smith Bogart, Herbert Chang and Douglas McBurnie.  Ms. Smith Bogart is the chairwoman of the Nominating and Governance Committee.  This committee is responsible for the development of general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board, developing overall governance guidelines and overseeing the overall performance of the Board. All members of the Nominating and Governance Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Nominating and Governance Committee held four (4) meetings in 2011. The Nominating and Governance Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Nomination Process

The Board has adopted guidelines for the identification, evaluation and nomination of candidates for director. The Nominating and Governance Committee considers the suitability of each candidate, including any candidates recommended by stockholders holding at least 5% of the outstanding shares of the Company’s voting securities continuously for at least 12 months prior to the date of the submission of the recommendation for nomination. If the Nominating and Governance Committee wishes to identify new independent director candidates for Board membership, it is authorized to retain and approve fees of third party executive search firms to help identify prospective director nominees.  Our policy on board diversity relates to the selection of nominees for the Board. Our policy provides that while creating a Board with a variety of experiences and viewpoints should always be considered by the Nominating and Governance Committee when considering director nominees, a director nominee should neither be chosen nor excluded because of race, color, gender, national origin or sexual orientation or identity. Instead, in selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature. While there are no specific minimum qualifications for director nominees, the ideal candidate should (a) exhibit independence, integrity, and qualifications that will increase overall Board effectiveness, and (b) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.  After completing its review and evaluation of director candidates, the Nominating and Governance Committee recommends to the Board the director nominees for selection.

A stockholder that desires to recommend a candidate for election to the Board should direct such recommendation in writing to Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.  Such stockholder nomination must be made pursuant to the notice provisions set forth in the Company’s Bylaws and for each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth all of the information regarding such proposed nominee set forth in the Company’s Bylaws.

Stockholder Communications

The Board has approved a Stockholder Communication Policy to provide a process by which stockholders may communicate directly with the Board or one or more of its members.  You may contact any of our directors by writing to them, whether by mail or express mail, c/o Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary. Any stockholder communications that the Board is to receive will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as the identity of the correspondent in the Company’s stockholder communications log. The Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The Corporate Secretary will then forward copies of the stockholder communication to the Board member(s) (or specific Board member(s) if the communication is so addressed) for review, provided that such correspondence concerns the functions of the Board or its committees or otherwise requires the attention of the Board or its members.

Attendance at Annual Meetings of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. Four of our directors attended our 2011 Annual Meeting.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Business Conduct is available in the “Investor Relations” section of our website at http://www.monolithicpower.com. The Company will disclose on its website any amendment to the Code of Ethics and Business Conduct, as well as any waivers of the Code of Ethics and Business Conduct, that are required to be disclosed by the rules of the SEC or NASDAQ.

Director Compensation

For 2011, a study was conducted by First Niagara to review the non-employee director compensation. First Niagara used, in its analysis of the compensation for our non-employee directors, the National Association of Corporate Directors (“NACD”) Director Compensation Report, the Spencer Stuart Board Index, Equilar’s data service and the market data of our competitors, which included: Anadigics, Inc., Atheros Communications, Inc., Cavium Networks, Inc., Cirrus Logic, Inc., Fairchild Semiconductor International, Inc., Integrated Device Technologies, Inc., International Rectifier Corporation, Intersil Corporation, Microsemi Corporation, Netlogic Microsystems, Inc., PMC-Sierra, Inc., Power Integrations, Inc., RF Micro Devices, Inc., Rambus Inc., Semtech Corporation, Silicon Laboratories Inc., Standard Microsystems, Inc., Tessera Technologies, Inc. and Volterra Semiconductor Corporation.

Based on the results, it was determined that the Board retainer fees and the Board committee chairperson and member compensation fees were below the market, but the value associated with the equity awards that were granted to our non-employee directors was slightly higher than our industry peers. In total, however, the non-employee directors’ combined compensation was relatively low compared to our peers.  First Niagara recommended a moderate increase to the annual Board retainer fees, and consistent with the compensation to our named Executives, replaced the stock option grants with restricted stock units. First Niagara also recommended additional compensation for our Lead Director. This brings the total compensation more in line with our peers.

For 2011, the non-employee director compensation plan provided a common base fee for each non-employee director, as well as additional fees for service on the various Board committees and supplemental fees for the role of committee chairman, as follows (all fees below per annum):

Annual Board Retainer Fee	$$35,000
Lead Director	800 Restricted Stock Units
Nominating and Governance Committee Chairman	$6,000 plus 500 Restricted Stock Units
Nominating and Governance Committee Member	$3,000 plus 200 Restricted Stock Units
Audit Committee Chairman	$15,000 plus 500 Restricted Stock Units
Audit Committee Member	$7,500 plus 200 Restricted Stock Units
Compensation Committee Chairman	$8,000 plus 500 Restricted Stock Units
Compensation Committee Member	$4,000 plus 200 Restricted Stock Units
Initial Grant to New Directors	5,000 Restricted Stock Units
Annual Grant to Incumbent Directors	5,000 Restricted Stock Units

On February 1, 2011, the Company granted each non-employee director a refresh restricted stock units (“RSU”) grant as listed under “Grants of Plan-Based Awards During the Year Ended December 31, 2011”. This grant was effective as of February 8, 2011, which was the first day that the Company’s trading window re-opened.  For the Initial Grant, when applicable, fifty percent (50%) of the Initial Grant vest one year from the date of grant and other remaining fifty percent (50%) vest two years from the date of grant.  One hundred percent (100%) of the Annual Grant vest one year from the effective date of the grant.

 Throughout the year, director participation on the Board committees changed, so the non-employees’ actual payments for 2011 may not reflect their current responsibilities. The following table sets forth the total compensation paid by the Company to each non-employee director in fiscal 2011. Mr. Hsing and Mr. Moyer, who are our employees, did not receive additional compensation for their services as directors. Mr. Hsing’s compensation as a named executive officer is reflected in the executive compensation tables below.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Karen A. Smith Bogart	45,000	89,433	-	134,433
Herbert Chang	42,000	97,278	-	139,278
Victor K. Lee	50,000	86,295	-	136,295
Douglas McBurnie	45,500	84,726	-	130,226
Jeff Zhou	47,625	89,758	-	137,383

(1) Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 718 for stock awards granted to the non-employee directors in fiscal 2011.  At December 31, 2011, the directors listed in the table had options outstanding for the following number of shares: Ms. Smith Bogart, 95,000; Mr. Chang, 110,000; Mr. Lee, 110,000; Mr. McBurnie, 85,000; and Dr. Zhou, 40,000. Additionally, the directors had stock awards outstanding for the following number of shares: Ms. Smith Bogart, 5,700; Mr. Chang, 6,200; Mr. Lee, 5,500; Mr. McBurnie, 5,400; and Dr. Zhou, 5,700.

For 2012, a review was conducted by Meyercord & Associates to review the non-employee director compensation. Meyercord & Associates recommended a few changes to reflect the best practice of compensating non-employee directors with constant value for services.  The Board changed the annual director equity grants to a dollar amount divided by the closing stock price on the first day of the open trading window and eliminated equity grants for chairs and members of each committee and replaced with equivalent cash fees.  The Board approved the following compensation for our non-employee directors:

Annual Board Retainer Fee	$35,000
Lead Director Fee	$12,000
Compensation Committee Chairperson Fee	$15,500 (plus $10,000 incremental stipend)(1)
Compensation Committee Membership Fee (excluding Chairperson)	$7,000
Nominating and Governance Committee Chairperson Fee	$13,500 (plus $10,000 incremental stipend)(1)
Nominating and Governance Committee Membership Fee (excluding Chairperson)	$6,000
Audit Committee Chairperson Fee	$22,500
Audit Committee Membership Fee (excluding Chairperson)	$10,500
Initial Grant to New Directors	5,000 Restricted Stock Units
Annual Grant to Incumbent Directors	Restricted Stock Units number equivalent to $85,000 divided by closing stock price on the first day of the open trading window

(1)           The Board determined that during 2012 the chair of the Compensation Committee and the chair of the Nominating and Governance Committee will be expected to devote considerably more time and effort to the tasks of those committees than would be normal and expected and approved an incremental stipend of $10,000 for each of the chair of the Nominating and Governance Committee and the Compensation Committee for 2012 only.

We will discuss 2012 non-employee director compensation further in our proxy statement for our 2013 Annual Meeting of Stockholders.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche, LLP (“Deloitte & Touche”) as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2012.  Deloitte & Touche has audited the Company’s financial statements since the Company’s 1999 fiscal year.  Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.  Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee may reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

Accounting Fees

The following table shows the fees paid by the Company for the audit and other services provided by Deloitte & Touche for fiscal years 2011 and 2010 (in thousands):

	2011	2010
Audit Fees	$955	$871
Audit-Related Fees	57	-
Tax Fees	177	15
All Other Fees	35	-
Total	$1,224	$886

Audit Fees.  In fiscal 2011 and fiscal 2010, audit fees consisted of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of the interim financial statements included in the quarterly reports and the audit of the Company’s internal control over financial reporting.

Audit fees also include services that are normally provided by the independent auditors in connection with foreign statutory and regulatory filings and advice on audit and accounting matters that arise during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

Audit-Related Fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees represent professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees represent services other than the services described above.

Pre-Approval of Audit and Non-Audit Services

The charter of the Company’s Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All such services for fiscal 2011 and fiscal 2010 were pre-approved by the Audit Committee.

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, the Company is asking stockholders to again cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this Proxy Statement for the Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “say-on-pay” vote, gives the Company’s stockholders the opportunity to express their views about the compensation the Company pays to its named executive officers, as described in this Proxy Statement.  Before stockholders vote on this proposal, they should review the Compensation Discussion and Analysis in this Proxy Statement and the tabular and narrative disclosure that follows it.  We currently conduct say-on-pay votes every year, and will conduct the next say-on-pay vote at the 2013 Annual Meeting.

We are committed to responsible compensation practices and structures. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the primary goal of our named executive officer compensation program is the same as our goal for operating the Company―to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our named executives to motivate and reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers.

Stockholders may vote “for” or “against” the resolution or abstain from voting on the resolution.  The result of the say on pay vote will not be binding on the Company or the Board.  However, the Board values the views of the stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVES AND DESCRIPTIONS OF THIS PROXY STATEMENT FOR THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 2, 2012  information relating to the beneficial ownership of the Company’s common stock or shares exchangeable into the Company’s common stock by: (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock, (ii) each director (or nominee), (iii) each of the named executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)

Named Executive Officers and Directors:
Michael R. Hsing (2)	2,034,418	6%
James C. Moyer (3)	1,508,892	4%
Paul Ueunten (4)	647,884	2%
Maurice Sciammas (5)	537,692	2%
Deming Xiao (6)	499,654	1%
Herbert Chang (7)	186,035	1%
Meera Rao (8)	157,841	*
Victor K. Lee (9)	120,335	*
Karen A. Smith Bogart (10)	105,535	*
Douglas McBurnie (11)	89,835	*
Jeff Zhou (12)	48,535	*
All directors and executive officers as a group (11 persons) (13)	5,936,656	16%

5% shareholders:
Blair William & Co. (14) (21) 222 W. Adams, Chicago, IL 60606	3,745,832	11%
Frontier Capital Management Co., LLC (15) (21) 99 Summer Street, Boston, MA 02110	3,134,330	9%
BlackRock Inc. (16) (21) 40 East 52nd Street, New York, NY 10022	2,279,430	7%
Columbia Wanger Asset Management, LLC (17) (21) 227 West Monroe Street, Suite 3000, Chicago, IL 60606	2,105,000	6%
Janus Capital Management LLC (18) (21) 151 Detroit Street, Denver, Colorado 80206	2,009,525	6%
Massachusetts Financial Services Company ("MFS") (19) (21) 500 Boylston Street, Boston, MA 02116	1,829,167	5%
Vanguard Group, Inc. (20) (21) 100 Vanguard Blvd., Malvern, PA 19355	1,777,693	5%

* Represents beneficial ownership of less than 1%.

(1)
Based on 34,416,714 shares of our common stock outstanding on April 2, 2012.  Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and restricted stock units held by that person that are currently exercisable or become exercisable within 60 days of April 2, 2012 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes (i) 498,566 shares held of record by Michael Hsing and Sharon Z. Hsing, husband and wife, as joint tenants, (ii) 133,040 shares held of record by Michael Hsing and Sharon Hsing, Co-Trustees of the Michael Hsing 2004 Trust, (iii) 133,040 shares held of record by Michael Hsing and Sharon Hsing, Co-Trustees of the Sharon Hsing 2004 Trust, (iv) 453,125 shares of our common stock issuable under options exercisable within 60 days of April 2, 2012 and (v) 33,180 shares of restricted stock units scheduled to release within 60 days of April 2, 2012.

(3)
Includes (i) 481,583 shares held in the Moyer Family Revocable Trust (ii) 20,000 shares of our common stock issuable under options exercisable within 60 days of April 2, 2012 and (iii) 375 shares of restricted stock units scheduled to release within 60 days of April 2, 2012.

(4)
Includes (i) 184,220 shares of our common stock issuable under options exercisable within 60 days of April 2, 2012, (ii) 153,556 shares held of record by the Ueunten Trust I, (iii) 113,900 shares held of record by the Ueunten Trust II, (iv) 26,000 shares held of record by the Ueunten Trust III, (v) 26,000 shares held of record by the Ueunten Trust IV and (vi) 7,431 shares of restricted stock units scheduled to release within 60 days of April 2, 2012.

(5)
Includes (i) 286,075 shares of our common stock issuable under options exercisable within 60 days of April 2, 2012, (ii) 80,004 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Sciammas Family Living Trust, (iii) 18,371 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Maurice Sciammas 2004 Trust, (iv) 18,371 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Christina Sciammas 2004 Trust and (v) 8,770 shares of restricted stock units scheduled to release within 60 days of April 2, 2012.

(6)
Includes (i) 331,646 shares of our common stock issuable under options exercisable within 60 days of April 2, 2012, (ii) 12,027 shares of restricted stock units scheduled to release within 60 days of April 2, 2012 and (iii) 18,600 shares owned by Julia Chu, Mr. Xiao’s wife. Excludes (i) 111,958 shares of our common stock issuable under options exercisable within 60 days of April 2, 2012 to Mr. Xiao’s wife. See Certain Relationships and Related Transactions below.

(7)	Includes (i) 95,000 shares of our common stock issuable upon options exercisable within 60 days of April 2, 2012.

(8)
Includes (i) 55,333 shares of our common stock issuable upon options exercisable within 60 days of April 2, 2012 and (ii) 8,529 shares of restricted stock units scheduled to release within 60 days of April 2, 2012.

(9)	Includes (i) 110,000 shares of our common stock issuable upon options exercisable within 60 days of April 2, 2012.

(10)	Includes (i) 95,000 shares of our common stock issuable upon options exercisable within 60 days of April 2, 2012.

(11)	Includes (i) 85,000 shares of our common stock issuable upon options exercisable within 60 days of April 2, 2012.

(12)	Includes 40,000 shares of our common stock issuable under options exercisable within 60 days of April 2, 2012.

(13)
Includes 1,846,024 shares of our common stock issuable under options exercisable within 60 days of April 2, 2012 and (ii) 70,312 shares of restricted stock units scheduled to release within 60 days of April 2, 2012.

(14)	Pursuant to a 13G filed with the SEC on January 30, 2012, Blair William & Co. beneficially own and have sole voting and dispositive power over 3,745,832 shares.

(15)
Pursuant to a 13G filed with the SEC on February 14, 2012, Frontier Capital Management Co., LLC beneficially owns 3,134,330 shares and has sole voting power over 2,226,757 shares and sole dispositive power over 3,134,330 shares.

(16)	Pursuant to a 13G /A filed with the SEC on February 13, 2012, BlackRock, Inc. beneficially owns and has sole voting and dispositive power over 2,279,430 shares.

(17)
Pursuant to a 13G filed with the SEC on February 10, 2012, Columbia Wagner Asset Management LLC beneficially owns 2,105,000 shares and has sole voting power over 1,872,000 shares and sole dispositive power over 2,105,000 shares.

(18)	Pursuant to a 13G filed with the SEC on February 14, 2012, Janus Capital Management LLC beneficially own and have sole voting and dispositive power over 2,009,525 shares.

(19)
Pursuant to a 13G filed with the SEC on January 31, 2012, Massachusetts Financial Services Company beneficially owns 1,829,167 shares and has sole voting power over 1,707,157 shares and sole dispositive power over 1,829,167 shares.

(20)
Pursuant to a 13G filed with the SEC on February 10, 2012, Vanguard Group Inc. beneficially owns 1,777,693 shares and has sole voting power over 1,735,266 shares and sole dispositive power over 42,427 shares.

(21)	Represents ownership as of December 31, 2011 obtained from Form 13G filings. The ownership as of April 2, 2012 was not publicly available.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and regulations of the SEC thereunder require the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial ownership and changes in ownership with the SEC.  Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during 2011, all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with, with the exception of one late Form 4 filing for Herbert Chang due to broker’s communication error.

Certain Relationships and Related Transactions

The Company has a written policy on related party transactions, as defined in the Company’s Code of Ethics and Business Conduct and the Audit Committee Charter. In accordance with the Company’s Code of Ethics and Business Conduct, it is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between the Company and a third party, including an indirect interest, through, for example, a relative or significant other. It is also the responsibility of our Audit Committee, as described in the Audit Committee Charter, to review on an ongoing basis all related party transactions and approve these transactions before they are entered into.

Mr. Xiao’s spouse, Julia Chu, is an employee of the Company. In her role as Director of Quality Improvement and Failure Analysis, Ms. Chu received a base salary of $169,500 and a non-equity incentive award of $66,335 for her contribution during 2011. In 2011, Ms. Chu was granted 6,000 restricted stock units, which will vest over four years. The restricted units had a grant date fair market value of $79,560. This equity award was approved by the Compensation Committee and not specifically by the Audit Committee.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, compensation decisions made under those programs, and factors considered in making these decisions. This section focuses on the compensation of our “named executive officers” (NEOs) for fiscal year 2011, who were:

•	Michael R. Hsing, Chief Executive Officer, President and Chairman of the Board;

•	Meera Rao, Chief Financial Officer;

•	Deming Xiao, President of MPS Asia Operations;

•	Maurice Sciammas, Senior Vice President of Worldwide Sales and Marketing; and

•	Paul Ueunten, Senior Vice President of Engineering.

Executive Summary

Compensation Philosophy

The primary goal of our compensation program for our named executive officers is the same as our goal for operating the Company ― to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our named executive officers to:

•	motivate and reward them for sustained financial and operating performance and leadership excellence;

•	align their interests with those of our stockholders;

•	encourage our executives to focus on achieving both short-term goals as well as long-term developmental goals; and

•	encourage them to remain with the Company for long and productive careers.

Our compensation elements fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, long-term equity awards and short-term cash incentive compensation. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We believe that maintaining a balance of short-term and long-term compensation elements encourages decision-making that optimizes short-term results and, at the same time, is in keeping with the long-term goals of the Company. We combine the compensation elements for each named executive officer in a manner we believe optimizes the executive’s overall contribution to the Company and its stockholders.

Our Response to the 2011 Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders, our stockholders considered, on a non-binding, advisory basis, a proposal to approve the compensation of the Company’s NEOs, in accordance with Section 14A of the Exchange Act, which proposal we refer to as the “say-on-pay proposal” or the “say-on-pay vote.” A majority of the shares voted on our 2011 say-on-pay proposal were voted against the proposal.  While the say-on-pay vote was only advisory and not binding on the Company, the Board and the Compensation Committee carefully considered the results of the vote in the context of our overall executive compensation program in several special compensation committee meetings and board meetings with advice from the independent compensation consultant and institutional proxy advisor.

In response to our first say-on-pay vote in 2011, we have reached out to a number of our most significant stockholders and their advisors, to discuss their concerns and to determine the reasons why our say-on-pay proposal did not receive majority support from our stockholders.  In response to the results of our first say-on-pay vote and these subsequent discussions with our stockholders, we have re-examined our executive compensation program as a whole and have made certain changes to our compensation policies and decisions for the remainder of 2011 and 2012 to further align our executive compensation structure with our stockholders’ interests and current market practices going forward, including the following:

•
We made significant adjustments to the CEO’s compensation by reducing his overall total compensation (including a reduction in his target non-equity incentive compensation) from $5,626,000 to $3,256,000, establishing a limit on the CEO’s total compensation, increasing the percentage of the CEO’s equity compensation that is earned based on pre-established performance goals to 50%, and setting long-term performance goals that focus on the Company’s growth and profitability (as described below), as a result, more than 50% of the CEO’s total compensation including short term and long term incentives will be subject to performance.  Below is a table of the five years history of the CEO’s compensation measuring against the Company’s performance in net sales and operating income:

(1)	the GAAP reconciliation to the Operating Income (Non-GAAP) in graph above is provided in ‘Annexure A’.

•
We imposed restrictions on maximum cash bonus the Compensation Committee can award to the executives based on pre-established performance criteria.  We eliminated the Compensation Committee’s ability to exercise upward discretion with regard to exceeding maximum cash bonuses under the program, even though the Compensation Committee had never exercised any upward discretion to adjust cash incentive awards exceeding maximum cash bonuses paid to our NEOs under the program.  In fact, the Compensation Committee has, several times in the past, exercised its negative discretion and significantly reduced the earned payout to the executives to reflect market conditions and/or the Company’s overall performance.  The Compensation Committee continues to have the ability to exercise its negative discretion, but does not have the upward discretion to award cash exceeding the maximum cash bonus.

•
Beginning in 2012, 50% of the equity compensation payable to all of our NEOs will be in the form of performance-based equity awards, rather than awards that vest based solely on the passage of time. The performance metrics for these awards will be based on the Company’s long-term performance in revenue growth, as set from time to time by the Board, as well as an overall “modifier” based on the Company’s performance relative to its peers, as measured by total stockholder return, or “TSR.”

•
Beginning in 2012, we adopted different metrics that are used to determine the short term performance-based incentive from the long-term performance-based incentive.  The short term performance-based cash incentive compensation payable to all of our NEOs is based on the Company’s performance in operating profit, as set by the Board from time to time.  The use of the operating profit metric in our short-term incentive plan, combined with the use of  revenue growth and TSR performance metrics in our long-term incentive plan will provide a balanced approach that seeks to reward our executives for achieving the Company’s financial objectives, without taking excessive risk.

•
We adopted a Compensation Recoupment Policy, which we refer to as a “clawback policy,” that permits the Board to recoup any excess performance-based cash compensation paid to key members of our executive team if the financial results on which the performance-based cash compensation awards were based are restated due to fraud or intentional misconduct by the executive;

•	We adopted significant stock ownership guidelines that are applicable to our NEOs; and

•
We adopted a policy prohibiting our directors and officers (including our NEOs) from engaging in certain hedging and monetization transactions with respect to the Company securities that they hold without prior approval. The policy also prohibits our directors and officers (including our NEOs) from engaging in any short sales of the Company’s securities.

We believe that these changes and adjustments to our compensation program respond to the concerns of our stockholders, further align the interests of our NEOs and our stockholders and strengthen our compensation governance framework.

Our Compensation Program Changes Coincide with Improvement in Our Overall Business and Financial Performance

A major reason for the redesign of our compensation program was to promote and incentivize strong growth in revenue and profitability.  As a result of management’s push for growth we are seeing our overall business improve as we realize the benefits of steps taken in 2011 to introduce innovative products, expand our sales and marketing team and achieve design wins in new high value markets.  We believe that these actions will diversify and sustain our future revenue growth our sources of revenue and promote future revenue growth.  Our most significant recent business achievements include:

•	In the networking and server space, we have been approved by Intel as a qualified vendor for the first time.

•
In the industrial and automotive markets, we have achieved our first design win in an industrial solar power operation, while we achieved another "white goods" design win in Europe and expanded our offerings in our automotive portfolio.  Our products are now designed into six models at five major European car makers, and we recently achieved our first automotive design win in Asia.

•
In the lighting and ACDC markets, we achieved multiple design wins and we introduced the our first product for green energy requirements.  We also won a key design win at a large lighting company in Japan based on the performance of our solution.

•
In high volume consumer markets, our products is gaining traction in high volume markets, replacing the older generation of products.  We also achieved a design win at a major power tools manufacturer, and our architecture is ramping at a major Japanese television manufacturer.

With our transition plan now complete, the Company is experiencing growth in revenues and is well positioned for future performance. We believe that our compensation programs are now better aligned with the interests of our stockholders, while providing appropriate incentives for achieving further improvement in our overall business and financial performance.

Compensation Objectives

Our Compensation Committee believes that our executive compensation program, as modified to address our stockholders’ concerns, is effective because it is designed to reward the achievement of specific annual, long-term and strategic goals, and that in so doing the program aligns the interests of our NEOs with the interests of our stockholders.  We seek to reward performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. In order to achieve this goal, the compensation programs that are applicable to the NEOs are designed and implemented to motivate and reward our executives for sustained financial and operating performance and leadership excellence, while at the same time aligning the interests of the NEOs with the interests of our stockholders by linking a significant portion of their total compensation to our achievement of specified performance goals.

We maintain a balance of short-term and long-term compensation elements to encourage decision-making that optimizes short-term results and, at the same time, is in keeping with the long-term goals of the Company. As described in more detail under “―Executive Compensation Components” below, our key compensation elements consist of salary, long-term equity awards and short-term cash incentive compensation.  We combine these compensation elements for each named executive officer in a manner that we believe optimizes the executive’s overall contribution to the Company and its stockholders.

Our Compensation Committee also considers potential risks when reviewing and approving compensation programs and takes steps to prevent incentives that would encourage excessive levels of risk.  Following our 2011 Annual Meeting of Stockholders, with the assistance of independent compensation consultants, our Compensation Committee evaluated our compensation programs, policies and decisions  and determined that:

•	compensation levels remain at competitive levels for our CEO and the other NEOs;

•	the compensation provided to our NEOs remains consistent with the level of performance delivered by the Company and our NEOs individually; and

•	the mix of cash and equity-based compensation provides the proper incentive to our NEOs without encouraging excessive risk taking.

The Roles of the Compensation Committee and the CEO in Setting Compensation

The Compensation Committee, which is comprised solely of independent directors, has primary responsibility for overseeing the design, development and implementation of the compensation program for the CEO and the other NEOs. The Compensation Committee Charter, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com, was originally adopted on October 26, 2007, and is updated periodically.  The Compensation Committee meets on no less than a quarterly basis and has the authority to delegate any of its responsibilities to subcommittees as appropriate.  In 2011, the Compensation Committee met eight times.

For 2011, the Compensation Committee independently evaluated the performance of the CEO and determined CEO compensation in light of the goals and objectives of the compensation program. In 2011, the CEO and the Compensation Committee together assessed the performance of the other NEOs and determined their compensation, based on initial recommendations from the CEO. The other NEOs discussed their individual performance objectives with the CEO, but they did not play a role in their own compensation determinations. In 2011, the Company’s CEO attended all of the meetings of the Compensation Committee. The Compensation Committee also regularly met in closed session without the CEO or other management personnel present.

Compensation Consultants

In January 2011, the Compensation Committee retained First Niagara as the compensation consultant to the Committee.  Other than its consulting with respect to the Company’s non-employee director and executive compensation programs, First Niagara did not perform any other work for the Company in excess of $120,000. See the discussion below under the heading “Determining Compensation for 2011” for a description of the services provided by First Niagara to the Compensation Committee relating to 2011 compensation of our NEOs.  Following the 2011 Annual Meeting of Stockholders in June, 2011 and the subsequent discussions with the shareholders, the Compensation Committee retained Meyercord & Associates in September 2011 to review the Company’s 2011 compensation programs and to provide advice regarding potential changes to the Company’s compensation programs for the remainder of 2011 and 2012 in response to the outcome of the say-on-pay vote and the stockholder feedback that we received during our engagement efforts following the 2011 say-on-pay vote. Other than its consulting with respect to the Company’s non-employee director and executive compensation programs, Meyercord & Associates did not perform any other work for the Company in excess of $120,000, and we do not anticipate that Meyercord & Associates will provide any other services to the company in the foreseeable future. See the discussion below under the heading “Determining Compensation for 2011” for a description of the services provided by Meyercord & Associates to the Compensation Committee relating to 2011 and 2012 compensation of our NEOs.

Executive Compensation Components

The table below summarizes the core elements, objectives and key features of our compensation program for our named executive officers.

Compensation Component	Objectives Associated with the Compensation Component	Key Features of the Compensation Component
Base Salary	• Designed to reward individual effort associated with job-related duties and to attract and retain talented executive officers	• Paid in cash

The Compensation Committee annually reviews and determines the base salary of our NEOs in consultation with our CEO. Base salaries are evaluated in the context of competitive conditions as indicated by an analysis of salary practices at our peer companies, discussed below.

Short-Term Incentive Compensation	• Designed to encourage outstanding individual and company performance by motivating the named executive officers to achieve short term Company and individual goals	• Paid in cash as bonus based on the achievement of Company financial targets, as well as achieving certain corporate and individual goals

The Compensation Committee believes that the performance criteria in the plan and the weighting between individual and company performance reflects best practices for achieving a desirable balance across company, team and individual performance and seeks to align the financial interests of the Company’s executives with those of the Company’s stockholders. Our short-term cash incentive compensation is subject to our clawback policy, which requires the Board to recoup any excess performance-based cash compensation paid to key members of our executive team if the financial results on which the performance-based cash compensation awards were based are restated due to fraud or intentional misconduct by the executive.

Long-Term Incentive Compensation	• Designed to align the interests of our executives with the interests of the stockholders focusing on the Company’s long term financial performance and shareholder return.
•   Our long term incentive compensation consists of stock option and restricted stock units (“RSU”). In determining the number of RSUs granted to each of the named executive officers, the Compensation Committee establishes the aggregate value of the RSUs granted based on the application of an individual multiple to each named executive officer’s target cash compensation. The multiple was dependent on the position and responsibility of each of the named executive officers.

Options and restricted stock units granted to our NEOs typically vest over a period of four years as determined by the Compensation Committee. The Compensation Committee believes that this vesting schedule is appropriate because such vesting period provides a proper incentive to the NEOs while still retaining the long-term retention goals of such awards. Subsequent to the Shareholder Meeting in 2011, our Compensation Committee retroactively increased the portion of the CEO’s equity compensation that is earned based on pre-established revenue goals to fifty percent (50%) in an effort to maintain an award program that is focused on aligning the interests of our executives with the interests of stockholders. Beginning in 2012, 50% of the equity compensation payable to our NEOs will be in the form of performance-based awards, rather than awards which vest based on the passage of time. The performance metrics for these awards will be based on the Company’s long-term financial performance, as set from time to time by the Board, and the relative alignment to the performance as measured by total stockholder return.

Determining Compensation for 2011

In January 2011, First Niagara conducted an independent review of the Company’s executive compensation program, focusing on the external reasonableness of the Company’s executive compensation program and the program’s effectiveness in supporting the Company’s ongoing business strategy. As part of that review, the Company’s compensation programs were compared to 19 publicly-traded semiconductor companies, each with market capitalization between $175 million and $2.22 billion. The Company’s market capitalization was in the mid-range of the group ($845 million). In addition, First Niagara used the compensation data from additional 12 fast-growing smaller technology company peers selected from 2010 Deloitte Technology Fast 500 and the Fortune Small Business 100 to assess the compensation practices at fast-growing companies comparing to the Company’s practice. Both peer groups for 2011 were developed by First Niagara with the assistance from management and the Compensation Committee, and consisted of:

2011 Industry Peer Group Companies	2011 Fast-Growing Smaller Company Peers
Anadigics	DG Fastchannels, Inc
Atheros Communications	Fuel Systems Solutions
Cavium Networks	Mantech International
Cirrus Logics	Netscout Systems Inc
Fairchild Semiconductors	Oplink Communications
Integrated Device Tech	Pegasystems Inc.
International Rectifier	Satcon Techn
Intersil	Sigma Designs Inc.
Microsemi	Stec, Inc.
Netlogic Microsystems	Sunpower Corp
PMC Sierra Inc	Synaptics Inc.
Power Integrations	Thoratec Corp
Rambus
RJ Micro Devices
Semtech
Silicon Laboratories
Standard Microsystems
Tessera Technologies
Volterra Semiconductor

 In making 2011 compensation decisions, this compensation peer group provided a relevant gauge of compensation levels from external sources and allowed the Compensation Committee to assess the compensation practices of the Company’s primary competitors for employees. In addition, the compensation peer group indicates the practices of organizations of comparable scope and focus and provides a reference point for establishing corporate performance expectations for our compensation programs.

In its review of the Company’s executive compensation program, First Niagara considered all elements of total direct compensation for all of the Company’s executive officers. First Niagara’s review included an analysis of cash compensation, including base salary and short-term cash incentive compensation, and equity incentives for our executive officers. For equity grants, consideration was given to the value, timing and performance-based features of the equity awards granted to our executives and the total potential dilution from equity compensation programs. The results and recommendations of the 2011 review by First Niagara were as follows:

•
The compensation target levels and payments at our Company were determined following a review of the competitive market, taking into account our intended compensation philosophy, which is maintained in the interest of the stockholders.

•
We maintain a balance of short-term and long-term compensation elements which encourages decision making that optimizes short-term results which contribute to long term goals. This reflects both best practices and practices in the interests of stockholders.

•
Our practices of paying a short-term incentive two-times a year is unique and should be continued if our Compensation Committee finds that the payment cycle better reflects the performance profile of the organization and does not result in payments in one period that are not sustainable in the following period.

•	The Compensation Committee may find that putting in place an equity award schedule based on market-based values provides a useful framework for awards.

•
The base salaries for our Chief Executive Officer and our Chief Financial Officer were modestly lower than the median, based on a comparison of the base salaries of our executive officers against the median and 75th percentile of the surveyed companies. For the remaining executive officers, their current base compensation was at or slightly above the median and below the 75th percentile. The relationship to the median in the base compensation for these executive officers reflects the broader responsibilities and higher value of these positions at MPS. First Niagara did not recommend any market based adjustments.

•
Our short-term cash incentive compensation plan for executive officers appropriately includes the ability for the Compensation Committee to use negative discretion in operating the plan. The performance criteria in the plan and the weighing between individual and Company performance and the increase of the target bonus opportunities reflect the commitment to performance-based compensation in light of no changes in base salary.

•
Our usage of equity incentive awards for executive officers reflects practices typical to a growing, performance-based organization that is strongly tied to the interests of stockholders. A considerable amount of each executive’s compensation opportunity is tied to stock price improvement. We also began using performance criteria for certain awards, which also results in a stockholder-focused award program. First Niagara recommended that we utilize an equity grant value based on the market level of the positions to better assist our Compensation Committee in establishing an ongoing compensation strategy.

Based on the analysis and recommendation described above, First Niagara concluded that the compensation for our NEOs for 2011 generally reflected the competitive market, taking into account the intended compensation philosophy of the Company, which is to provide executive compensation that is performance based and in alignment with stockholders’ interests, and that assists with employee retention.

Following the Annual Meeting of Stockholders in 2011, Meyercord & Associates conducted a further study for our compensation program for the remainder of 2011 and 2012, specifically to address the concerns from our stockholders related to the executive compensation, and to provide a path for constant improvement of our executive compensation programs to further enhance the connection between pay and performance. Meyercord & Associates participated in each one of the multiple special compensation committee meetings and board meetings involving discussions related to executive compensation and made recommendations including timetables of implementing changes after careful studies of the Company’s executive compensation history and thorough understandings of the Company’s compensation philosophy, as well as its short term and long term business objectives, profitability and return to shareholders.

•
From October to December 2011, Meyercord & Associates conducted a series of independent reviews of the Company’s executive compensation program, focusing on the feedback from the stockholders and their advisors, and on improving the current executive compensation program in support of the Company’s long term growth and business strategy. Meyercord & Associates reviewed the industry peer companies we selected in January 2011 and recommended a proposed group based on revenues between 0.5 times and 2 times of the Company for the most recent four fiscal quarters, the most recent ending June, 30, 2011 or the closest to that date, rather than based on the size of the market capitalization.  Meyercord & Associates developed proposed peer group, with the assistance of management and the Compensation Committee.  The Company intends to use the same parameters, as recommended, in selecting peer group for 2012.  The peer group consisted of:

Updated 2011 Industry Peer Group Companies in Third Quarter of 2011
Anadigics	Applied Micro Circuits
Cavium Networks	Cirrus Logics
Cohu	Entropic Communications
Hittite Microwave	Lattice Semiconductr
LTX-Credence	Micrel
International Rectifier	Power Integrations
Rudolph Technologies	Sigma Designs
Standard Microsystems	Tessera Technologies

•
In making the compensation decisions that address the concerns of our shareholders, this compensation peer group provided a relevant range of compensation levels, taking into account that the enterprise value should be in similar range of the Company from 50% to 200%.

•
In July 2011, the Compensation Committee exercised its negative discretion and decided to not grant the remaining 25% of the equity grant target, amounting to a $787,500 reduction of the target value, thus reducing the total target equity compensation by $1,575,000.

•
The Compensation Committee, together with the Board, identified and developed metrics are important for the long term growth of the Company.  Meyercord & Associates recommended that the selected metrics should be used for a significant portion of the long term incentives with a threshold level to begin earning shares at 80% of the target.

•
Based on the recommendation of Meyercord & Associates, the Compensation Committee decided to retroactively revise half of the RSUs granted in February 2011 (76,500 RSUs) from time-based vesting to performance-based vesting.  A threshold level was set to begin vesting at 99% of the revenue target for the calendar year 2012.

The table below illustrates the CEO’s total compensation components during the period from 2007 to 2011, which reflects how annual equity grant dates for stock options and restricted stock units to CEO have varied over the last few years.  Because no equity awards had been granted during 2009, the 2010 grants were larger than what might have otherwise been granted and the value of equity grants represented in the “Summary Compensation Table” for fiscal 2010 appears large on a relative basis.  However, the awards for fiscal 2008 and 2010 were granted more than 16 months apart.  In the future, we intend to grant annual performance equity awards in the beginning months of the fiscal year with which such grants are associated in order to better align pay with our long term performance objectives.

Analysis of 2011 Compensation Elements

Base Salaries.  We generally seek to set our executives’ base salaries each year at levels which are competitive with our peer companies based on each individual executive’s role and the scope of his or her responsibilities, also taking into account the executive’s experience and the base salary levels of other executives within the Company. The compensation committee typically reviews base salaries every fiscal year and adjusts base salaries to take into account competitive market data, company and individual performance from the prior fiscal year and promotions or changes in responsibilities. For 2011, we benchmarked base salaries at the 50th percentile of our peer group. The 2011 base salaries for our named executives were as follows, which were not increased from 2010 (other than Meera Rao, our newly appointed Chief Financial Officer in 2011).  The Compensation Committee determined to not increase or decrease the base salaries of our NEOs (other than Ms. Rao) Ms. Rao’s base salary increased from $230,000 in 2010 to $260,000 in 2011 as a result of her promotion to Chief Financial Officer effective January 3, 2011.

Named Executive Officer	Base Salary
Michael Hsing	$400,000
Meera Rao	$260,000
Deming Xiao	$320,000
Maurice Sciammas	$300,000
Paul Ueunten	$280,000

Short-Term Cash Incentive Compensation.  In 2011, the Compensation Committee established cash incentive compensation (“bonus”) opportunities for our NEOs based on the Company meeting certain revenue and non-GAAP operating income targets as well as the Company and the NEOs achieving certain corporate and individual goals during 2011. The Compensation Committee felt that the performance criteria in the short-term cash incentive program and the weighing between individual and Company performance metrics reflected best practices for achieving a desirable balance across Company, team and individual performance and aligned the financial interests of the Company’s executives with those of the Company’s stockholders. For purposes of this metric, non-GAAP operating income is defined as GAAP operating income, less stock-based compensation expense and extraordinary one-time charges. The plan has variable performance payouts based on achieving the financial and discretionary goals. The plan structure is as follows:

1.
A target financial bonus as a percentage of base salary was established for each of the executive officers based on the approved annual operating plan. If the Company achieved less than $168.3 million in revenue and $29.1 million in non-GAAP operating income for 2011, zero financial bonus would have been paid out. If the Company achieved above $241.9 million in revenue and above $43.7 million in non-GAAP operating income, then the maximum bonus would have been paid out.  If the Company achieved results between the maximum and target or target and threshold levels, then the amount of payout would have varied based on straight-line mathematical interpolation.

2.
For the CEO for 2011:

The CEO’s target bonus was 125% of annual base salary to be earned based on the Company’s revenue, non-GAAP operating income and the Company’s overall performance as determined by the Compensation Committee and approved by the Board, which target amount was determined based on a specific matrix as pre-established by the Board.

3.
For the rest of the named executive officers for 2011, their target bonus consisted of two components: a financial bonus and a bonus based on the achievement of management objectives (“MBOs”). In addition, the CEO could recommend a special discretionary bonus not to exceed 10% of each other named executive officer’s base salary to award extraordinary performance.  Specifically,

a.
The target bonus for each other NEO ranged from 80% to 100% of the executive’s annual base salary, which target amounts were determined based on the level of responsibilities in the company’s financial performance;

b.
The financial bonus accounted for 50% of the NEO’s target bonus and was to be earned in equal amounts based on the Company’s revenue and non-GAAP operating income targets, as established in the approved annual operating plan; and

c.
The MBO bonus accounted for 50% of the NEO’s target bonus and was to be earned based on achievement of each officer’s individual management objectives, as determined by the CEO and approved by the Compensation Committee.

4.	The Company pays out bonus twice a year to the NEOs and the factors that determined the criteria for the decision in each of the pay-outs were:

•
For the first half of 2011, the Company’s revenues exceeded the Company’s revenue goal but did not meet the non-GAAP operating income target.  Even though the NEOs met the individual performance objectives, the Board, on the recommendation of the CEO, exercised negative discretion and awarded the NEOs less than the earned bonus under the matrix.  The payout bonus ranged from 65% to 89% of the earned bonus.

•
For the second half of 2011, the Board again exercised its negative discretion and adjusted the payout bonus ranging from 80% to 100% of the earned bonus recognizing the extra-ordinary accomplishments by the CEO and named executives amidst the industry-wide downturn.  Namely, the Company’s non-TV revenues growth outperformed the power management sector of the semiconductor industry in 2011 by five percent (5%).   In 2011, the CEO established a number of strategic plans to grow the revenue to $500 million.  The Company developed a series of innovative and disruptive high valued monolithic products that won several key design wins in strategic higher margin markets such as servers, industrial, automotive and enterprise storage communications. The Company continued to design and developed next generation process technologies that would leapfrog its competition and sustain its long term growth.

•	There was no guaranteed minimum bonus payout for any of our NEOs for 2011.

Overall, our Compensation Committee may, in its discretion, reduce the amount of bonus otherwise payable to our NEOs under our short-term non-equity incentive compensation program.  Our Compensation Committee has, in the past, exercised its negative discretion several times and reduced a significant portion of the cash bonus payouts that were earned under the pre-established financial objectives.  In those instances, the executives would have been entitled to incentive bonuses well in excess of the target bonuses.  The Compensation Committee exercised its negative discretion for various reasons.  For example, in recognition of the difficulty of setting performance targets during the depth of the recession and financial crisis, the Compensation Committee would evaluate the market condition and the Company’s financial performance in totality and adjust the payout amount downward. We believe that such actions demonstrate alignment between the interests of our management team and stockholders. However, our Compensation Committee has never exercised upward discretion to adjust cash incentive payout exceeding maximum bonus even when the Company has outperformed target metrics and ranked highest among its peer group, because the Compensation Committee believes that the rewards to our executives will be reflected in the Company’s long-term equity performance

Long-term Equity Incentive Compensation.  Long-term equity awards are designed to reward and help us retain our valued executives, to help us effectively compete for executives that can strategically position the Company for future growth and financial success, and to encourage our executives to focus on achieving long-term development goals for the future.

In granting performance-based restricted stock units to our NEOs under the Company’s 2004 Equity Incentive Plan, the Compensation Committee bases the size of the awards on the value of restricted stock units awarded to individuals in comparable positions at peer group companies and the Company’s long term financial objective,  the Company’s and individual’ performance against the Company’s goals and the goals set for such individual, the overall equity position currently held by the executive officer and the overall percentage of shares held by executive officers.

In 2011, the Board granted the following RSU awards to our named executive officers. The Board did not grant any stock options to our named executive officers.

Name	Number of RSUs Granted
Michael Hsing	153,000
Meera Rao	59,000
Deming Xiao	59,000
Maurice Sciammas	49,000
Paul Ueunten	41,000

In determining the number of RSUs granted to each of the NEOs, the Compensation Committee establishes the aggregate value of the RSUs granted based on the application of an individual multiple to each named executive officer’s target cash compensation. The individual multiple was dependent on the position and responsibility of each of the NEOs and the extent to which each of these officers was viewed as being able to develop the vision, drive the strategy and affect certain cost savings for the Company at large.

The vesting schedule for these RSUs granted in 2011 is four years, with a portion of them subject to a graded acceleration feature that allows certain of such awards to be accelerated if certain performance conditions are satisfied. In addition, the Compensation Committee could exercise its negative discretion not to accelerate any shares, even if the performance targets were met. The amount of shares to be accelerated in 2011 was based on achieving a certain non-GAAP earnings per share target.  For the year ended December 31, 2011, the Compensation Committee determined that the performance target was not met and as a result, none of these RSUs were accelerated.  The vesting schedule for RSUs granted in 2012 is discussed in the "Long-term Equity Incentive Compensation" under "Compensation Changes for 2012" below.

We believe that these changes and adjustments to our compensation program during the past year respond to the concerns of our stockholders, further align the interests of our named executive officers and our stockholders and build upon our strong compensation governance framework.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Accordingly, our board recommends that you vote “FOR” Proposal 3 at the annual meeting. For more information, see “Proposal 3 – Advisory Vote on Named Executive Officer Compensation” in this proxy statement.

Compensation Changes for 2012

Meyercord & Associates was retained by the Compensation Committee to conduct an independent review of the Company’s executive compensation program in light of the vote on the say-on-pay proposal at the 2011 Annual Meeting of Stockholders. Based on the recommendations of Meyercord & Associates and the engagement with stockholders referenced above, the Compensation Committee decided to significantly change the Company’s executive compensation program for 2012.  These changes reflect the Company’s commitment to provide the NEOs with market competitive compensation that closely aligns the interests of the NEOs with those interests of our stockholders.

Base Salaries.  The 2012 base salaries for our named executives are as follows:

Named Executive Officer	Base Salary
Michael Hsing	$448,000
Meera Rao	$260,000
Deming Xiao	$340,000
Maurice Sciammas	$300,000
Paul Ueunten	$280,000

For 2012, the base salary for Mr. Hsing will increase to $448,000 from $400,000, in view of the lack of any increase in Mr. Hsing’s base salary over the last four years and, as discussed in more detail below, the reduction in Mr. Hsing’s target cash bonus under our short-term incentive compensation program.  The base salary for Mr. Xiao increased from $320,000 to $340,000 to better align his pay with increased responsibilities in business operations and competitive considerations in the marketplace.

Short-Term Cash Incentive Compensation. For 2012, based on the recommendations from Meyercord & Associates, the Compensation Committee has determined that the target bonus amount for the CEO and the other NEOs should be reduced in light of the salary increases to the market level for the CEO, the market conditions and general considerations with regard to the Company’s compensation program.  As a result, the 2012 target bonus for the CEO has been reduced from 125% of base salary to 100% of base salary, while the target amount for all other NEOs has been reduced from 100% of base salary to 80% of base salary.  At the same time, the maximum bonus for each executive is reduced from 250% to 200% of target.  While the Compensation Committee has the discretion to make adjustments to the Bonus based upon achievement of the long term objectives of the Company, the Compensation Committee may not approve the payment of a bonus in excess of the maximum bonus amount payable under the short-term cash incentive program.  Moreover, the Compensation Committee has the discretion to decrease the bonus amount even though the Company meets its financial objectives.

The Company will continue to pay the bonus two times per year in 2012.  For the CEO, the target bonus will be based on the Company’s operating profit performance as measured by the performance metric, while the bonus for all other NEOs will be based 50% on the Company’s operating income performance as measured by the performance metric and 50% upon achievement of the MBOs.

For 2012, the Compensation Committee has decided to use non-GAAP operating income as the sole performance metric for determining the Company performance element of short-term incentive compensation.  The Compensation Committee believes that non-GAAP operating income is best reflective of our short-term performance for the purposes of determining the bonus levels.

Long-term Equity Incentive Compensation.  The Compensation Committee recognizes that a significant portion of the Company’s long-term equity incentive compensation should be tied to the achievement of Company performance as a means of achieving greater alignment between compensation and performance for the NEOs.  Therefore, beginning in 2012, 50% of the equity compensation payable to all of the NEOs will be in the form of performance-based equity awards, rather than awards which vest based solely on the passage of time with performance accelerators. The performance metric for these performance unit awards will be based on the company’s revenue growth performance at the end of a two-year period, as well as a comparison of the Company’s performance relative to its peers over that same time period, as measured by the Company’s total stockholder return compared to the total stockholder returns of companies comprising the Company’s peer group.   Meyercord & Associates recommended that we use different performance criteria for the long-term incentive from the short-term incentive in order to promote an overall balanced financial objective for the company and prevent our executives from taking excessive risks. By allocating a larger percentage of total compensation to performance-based equity awards, we have aligned our executive compensation structure with our stockholders’ interests by tying a significant portion of executive’s compensation to the Company’s performance.

Severance and Change-in-Control Arrangements

We have severance and change-in-control arrangements with all of our NEOs pursuant to employment agreements, which provide for such executives to receive certain payments and benefits upon termination of their employment with the Company in certain circumstances, including in connection with a change-in-control. For all change-in-control arrangements, the named executive officer is entitled to benefits if his or her employment is terminated without cause or if he or she leaves for good reason within one year following a change-in-control. This approach is commonly referred to as a “double-trigger” arrangement and is favored by many institutional investors and their advisors. A “change-in-control” of the Company refers to a merger or consolidation after which our stockholders do not hold a majority of our outstanding voting securities, any transaction involving the transfer of greater than 50% of our voting power, or a sale of substantially all our assets. “Cause” is generally defined as: the named executive officer’s failure to perform the duties or responsibilities of his or her employment, the named executive officer personally engaging in illegal conduct that is detrimental to the Company, the named executive officer being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude, or the named executive officer committing a material act of dishonesty, fraud or misappropriation of property. “Good reason” generally means the named executive officer’s termination of employment following the expiration of any cure period following the occurrence of: a material reduction in compensation (except where a substantially equivalent reduction is applied to all officers of the Company), a material reduction in the named executive officer’s duties, or a material change in the location at which the named executive officer performs services.

The Company implemented the severance and change-in-control agreements for retention purposes and to ensure the continued loyalty and service of our named executive officers notwithstanding the possibility of a change-in-control. These arrangements were subjectively determined through negotiations with each named executive officer and are discussed in “Potential Payments Upon Termination or Termination Upon Change-in-Control” below.

Other Compensation

The Compensation Committee does not provide compensation packages for our executives that include many perquisites. Further, we do not provide our executives with non-qualified deferred compensation plans and defined benefit plans, other than our 401(k) plan for which our Company does not make a matching contribution. The Company also offers a number of other benefits to named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include the Employee Stock Purchase Program, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance and health and dependent care flexible spending accounts.  We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees.

Stock Ownership Guidelines

In February 2012, the Compensation Committee established stock ownership guidelines for our executive officers and directors. These guidelines reinforce the importance of aligning the interests of our executive officers and directors with the interests of our stockholders.

For the executive officers, the guidelines are determined as a multiple of each executive officer’s base salary, and then converted to a fixed number of shares.   The multiples applicable to our named executive officers are as follows:

Officer	Stock Ownership Guideline
Michael Hsing	5 x base salary
Meera Rao	2 x base salary
Deming Xiao	2 x base salary
Maurice Sciammas	2 x base salary
Paul Ueunten	2 x base salary

Equity interests that count toward the satisfaction of the ownership guideline include shares owned directly or indirectly by the executive, including restricted or unrestricted shares or stock units (excluding restricted shares or stock units that remain subject to achievement of performance goals), and any shares owned in our savings plans, such as the Company’s 401(k), or acquired through the Employee Stock Purchase Plan. Executives have five years from the date of adoption of the guidelines or their appointment as an executive officer, as applicable, to attain these ownership levels. All of the named executive officers currently meet the stock ownership guidelines.

For the non-employee directors, the stock ownership guidelines are determined as a multiple of the annual retainer paid to the non-employee director and then converted to a fixed number of shares.  The guidelines for the non-employee directors is set at three (3) times each of the non-employee director’s annual retainer or 7,000 shares of restricted stock units, whichever is less.  These guidelines are initially determined as of the later of the date these Stock Ownership Guidelines were adopted and the date the non-employee director was elected to the Board.

Policy Regarding Clawback of Incentive Compensation

In February 2012, the board of directors adopted a Compensation Recoupment Policy, which requires the Board of Directors to recoup any excess performance-based cash  compensation paid to key members of our executive team, including the NEOs, if the financial results on which the incentive compensation awards were based are restated due to fraud or intentional misconduct by the executive, if the Board of Directors determines, in its sole discretion, that it is in the best interests of the Company and its stockholders for the executive to repay or forfeit all or any portion of the subject performance-based cash  compensation.  We expect to implement a clawback policy in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act upon the adoption of rules and applicable listing standards by the SEC and the NASDAQ Global Select Market, respectively.

Equity Incentive Granting Policies

We have no practice of timing grants of stock options, restricted stock and other equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.  For a discussion of our equity incentive granting process, see the section of this proxy statement entitled “Equity Incentive Grant Policies” below.

Anti-Hedging and Monetization Transactions and Short Sales

We prohibit our directors and officers (including our named executive officers) from engaging in hedging or monetization transactions with respect to the Company securities that they obtained through the Company’s plans or otherwise, including transactions involving the use of financial instruments such as prepaid variable forwards, equity swaps, collars, forward sale contracts and exchange funds, and we prohibit our officers and directors from engaging in such transactions without prior approval.  We also prohibit our directors and officers (including our named executive officers) from engaging in any short sales of the Company’s securities.

Tax and Accounting Impacts of Equity Grants

In issuing equity incentive grants to our employees, including our named executive officers, the accounting and tax impacts on the Company’s income statement are looked at regularly and are an integral part of the financial planning process.

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to our CEO or any of the three other most highly compensated executive officers (other than the CFO) employed on the last day of the fiscal year to the extent that any of such persons receive more than $1,000,000 in compensation in the fiscal year. However, if we pay compensation that is “qualified performance-based compensation” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.

Our 2004 Equity Incentive Plan has been designed to permit awards under the plan to qualify as “qualified performance-based compensation” and, therefore, compensation realized in connection with options and grants of restricted stock that qualify as performance-based may be fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. The foregoing policy is subject to change as the Compensation Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and to serve our objectives and our stockholders.

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of options and RSUs under our equity incentive award plans are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based upon such review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Compensation Committee:

Jeff Zhou, Chairman
Karen A. Smith Bogart
Herbert Chang

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2011 were Karen A. Smith Bogart, Herbert Chang, Umesh Padval (until June, 2011) and Jeff Zhou. No Compensation Committee member was at any time during 2011, or at any other time, an officer or employee of the Company or any of its subsidiaries.  No executive officer of the Company serves on the board or compensation committee of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

 Compensation Risk Management

In 2011, the Company’s management, including members from the Company’s internal legal, accounting, finance and human resources departments, undertook a subjective review of the Company’s compensation policies and practices that applied to all of its employees, including the following: annual base salaries, the 2011 Bonus Plan, equity incentive awards under the 2004 Equity Incentive Plan and the Employee Stock Purchase Plan. This review was designed to review, consider and analyze the extent to which, if any, the Company’s compensation policies and practices might create risks for the Company, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives. After conducting this review, management determined that none of the Company’s compensation policies and practices for its employees creates any risks that are reasonably likely to have a material adverse effect on the Company. The results of the review and management’s determination were reviewed and independently considered by the Compensation Committee, which concurred with management’s assessment.

2011 Summary Compensation Table

The following table sets forth the 2011 compensation and, as applicable, the 2010 and 2009 compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers in 2011, which officers together constitute our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compen-sation ($)	Total ($)
Michael R. Hsing, Chief Executive Officer, President and Chairman of the Board	2011 2010 2009	400,000 400,000 400,000	2,400,570 4,575,500 -	- - -	455,000 650,000 600,000	- - -	3,255,570 5,625,500 1,000,000
Meera Rao,(3) Chief Financial Officer	2011 2010 2009	253,774 - -	925,710 - -	- - -	185,000 - -	- - -	1,364,484 - -
Deming Xiao, President of MPS Asia Operations	2011 2010 2009	320,000 317,231 297,615	925,710 1,381,240 -	- - -	304,000 360,000 325,000	- - -	1,551,721 2,058,471 622,615
Maurice Sciammas, Senior Vice President of Worldwide Sales and Marketing	2011 2010 2009	300,000 300,000 297,615	768,810 793,700 -	- - -	260,000 350,000 285,000	- - -	1,328,810 1,443,700 582,615
Paul Ueunten, Senior Vice President of Engineering	2011 2010 2009	280,000 280,000 276,662	643,290 621,900 -	- - -	185,000 257,000 285,000	- - -	1,108,290 1,158,900 561,662

(1) For 2011, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for restricted stock unit awards granted in 2011. For more information regarding the 2011 restricted stock unit awards, see the “Grants of Plan-Based Awards During the Year Ended December 31, 2011 Table” below and the “Compensation Discussion and Analysis” above. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 6 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 12, 2012.

(2) The Non-Equity Incentive Plan Compensation amounts for Messrs. Hsing, Rao, Xiao, Ueunten and Sciammas for 2011 are based on the Company’s non-equity incentive plan, the details of which are disclosed in the “Compensation Discussion and Analysis ― Short-Term Non-Equity Incentive Compensation” section in this Proxy Statement. These amounts are the actual non-equity incentive payouts which have been approved by the Compensation Committee of the Board and take into consideration each individual’s performance as well as the Company’s achievement of revenue and non-GAAP operating income for the year ended December 31, 2011 for two performance periods during 2011.

(3)  Ms. Rao became a named executive office on her promotion to Chief Financial Officer in January 2011.

Grants of Plan-Based Awards During the Year Ended December 31, 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)	Equity Awards as % of Total Compensation
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Michael R. Hsing, Chief Executive Officer, President and Chairman of the Board	2/8/2011					455,000		153,000	-	-	2,400,570	74%

Meera Rao, Chief Financial Officer	2/8/2011					185,000		59,000	-	-	925,710	68%

Deming Xiao, President of MPS Asia Operations	2/8/2011					304,000		59,000	-	-	925,710	60%

Maurice Sciammas, Senior Vice President of Worldwide Sales and Marketing	2/8/2011					260,000		49,000	-	-	768,810	58%

Paul Ueunten, Senior Vice President of Engineering	2/8/2011					185,000		41,000	-	-	643,290	58%

The named executive officers are parties to employment agreements with the Company. For more information about these agreements, see “Potential Payments Upon Termination or Termination Upon Change-in-Control—Employment Agreements and Change-in-Control Arrangements” below.

Equity Incentive Grant Policies

We maintain the Monolithic Power Systems Equity Award Grant Policy, which is designed to comply with: (1) the administrative provisions of the Company’s 2004 Equity Incentive Plan and such other plans as the Company may adopt from time to time (which we refer to collectively as the Plans), (2) the requirements of the Delaware General Corporation Law, (3) the corporate governance requirements of NASDAQ, (4) applicable rules and regulations of the SEC, including those relating to Section 16 of the 1934 Act, and (5) relevant sections of the Internal Revenue Code, including Sections 422 (incentive stock options), 409A (deferred compensation) and 162(m) (performance based compensation). Grants to our named executive officers are made pursuant to this policy, must be approved by the Board and will only be granted at specific times during the year, as described in further detail below.

Plan and Corporate Authorization

Under the Plans, the authorization to administer the grant of equity incentive awards is conferred upon the Board or any committee of the Board as properly constituted under applicable laws. The Board has delegated to the Compensation Committee the authority to serve as administrator of the Plans (including the authority to grant awards under the Plans), and has approved a charter outlining the responsibilities of this committee which also includes this express authority. The delegation of authority to the Compensation Committee is not exclusive; the Board retains the right to formally approve award grants as well. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

In addition, the Board has delegated limited authority for grants of equity awards under the Plans to new employees and consultants to a committee consisting of the Chief Executive Officer (which committee we refer to as the Equity Award Committee). The authority does not extend to grants to the named executive officers. The delegation of authority to the Equity Award Committee is not exclusive; the Board and Compensation Committee retain the right to formally approve award grants as well.

Equity Grants to New Hires

It is the Company’s policy not to time equity award grants in relation to the release of material non-public information, and it is the intent of this policy to specify the timing of effectiveness of equity awards granted hereunder in order to avoid such timing. This policy applies to all employees of the Company, including the named executive officers.

Grants to newly hired employees and consultants (other than Executive Officers as defined below) will generally be made on the first Monday and third Monday of each month. Management submits the Company’s employee equity award recommendations to the Equity Award Committee and/or the Compensation Committee and, if such equity awards are approved by the Equity Award Committee or the Compensation Committee, such equity awards will be granted effective as of the date of a meeting approving such awards as evidenced by written minutes of such meeting or the date of the last verification signature or electronic verification over email in the event of a written consent in lieu of the meeting. In the event that the Compensation Committee meets on any date other than the first Monday or third Monday of the month, the awards approved at such meeting for newly hired employees who are not Executive Officers will be granted and priced effective as of the next scheduled grant date.

New hire grants made to “Executive Officers” (defined as the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Operations Officer, President, employees who are members of the Board and any other employee determined by the Board to be an Executive Officer) may not be granted by the Equity Award Committee and will only be granted on the date of the next regularly scheduled Board meeting subsequent to the Executive Officer’s start date and following the recommendation of such grant by the Compensation Committee.

Equity Grants to Existing Employees or Incumbent Members of the Board

Generally, annual grants of equity awards shall be made to key performers quarterly at a regularly scheduled Board meeting for employees who are not Executive Officers. Grants of equity awards to Executive Officers shall be made four times per year in an open trading window by the Board or the Compensation Committee at a regularly scheduled meeting following the approval of such equity awards by the Compensation Committee to help avoid making such grants at a time when the Company’s trading market may not be in possession of material information regarding the Company.

Equity awards to non-employee members of the Board shall be made by the Board or pursuant to any automatic grant provisions in the Plans.

Prior to the adoption of a formal equity incentive grant policy, we granted equity instruments in a manner similar to the process described above.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table sets forth, as to the named executive officers, certain information concerning their outstanding equity awards at December 31, 2011.

	Option Awards(1)					Stock Awards(2)
Name	Stock Options Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Restricted Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael R. Hsing,	10/28/2008	237,500	62,500	15.74	10/28/2015	-	-	-	-	-
Chief Executive	2/8/2008	73,437	1,563	15.60	2/8/2015	-	-	-	-	-
Officer, President	8/3/2007	75,000	-	18.77	8/3/2014	-	-	-	-	-
and Chairman	2/27/2007	125,000	-	12.99	2/27/2014	-	-	-	-	-
of the Board	-	-	-	-	-	2/8/2011	124,313	1,873,397	-	-
	-	-	-	-	-	8/2/2010	17,188	259,023	-	-
	-	-	-	-	-	2/25/2010	112,500	1,695,375	-	-
Meera Rao,	1/5/2009	48,041	18,959	13.53	1/5/2016	-	-	-	-	-
Chief Financial	-	-	-	-	-	2/8/2011	47,938	722,426	-	-
Officer	-	-	-	-	-	8/2/2010	2,063	31,089	-	-
	-	-	-	-	-	2/25/2010	16,875	254,306	-	-
Deming Xiao,	10/28/2008	71,250	18,750	15.74	10/28/2015	-	-	-	-	-
President of	2/8/2008	22,961	489	15.60	2/8/2015	-	-	-	-	-
MPS Asia	8/3/2007	40,000	-	18.77	8/3/2014	-	-	-	-	-
Operations	10/26/2006	70,000	-	11.85	10/26/2013	-	-	-	-	-
	12/7/2004	70,696	-	10.91	12/7/2014	-	-	-	-	-
	1/28/2004	46,875	-	5.00	1/23/2014	-	-	-	-	-
	-	-	-	-	-	2/8/2011	47,938	722,426	-	-
	-	-	-	-	-	8/2/2010	5,500	82,885	-	-
	-	-	-	-	-	2/25/2010	33,750	508,613	-	-
Maurice Sciammas,	10/28/2008	71,250	18,750	15.74	10/28/2015	-	-	-	-	-
Senior Vice	2/8/2008	22,961	489	15.60	2/8/2015	-	-	-	-	-
President of	8/3/2007	57,000	-	18.77	8/3/2014	-	-	-	-	-
Worldwide Sales	10/26/2006	40,000	-	11.85	10/26/2013	-	-	-	-	-
and Marketing	6/15/2005	85,000	-	9.32	6/15/2015	-	-	-	-	-
	-	-	-	-	-	2/8/2011	39,813	599,982	-	-
	-	-	-	-	-	8/2/2010	6,875	103,606	-	-
	-	-	-	-	-	2/25/2010	16,875	254,306	-	-
Paul Ueunten,	10/28/2008	55,416	14,584	15.74	10/28/2015	-	-	-	-	-
Senior Vice	2/8/2008	18,359	391	15.60	2/8/2015	-	-	-	-	-
President of	7/27/2007	77,000	-	16.00	7/27/2014	-	-	-	-	-
Engineering	10/26/2006	25,000	-	11.85	10/26/2013	-	-	-	-	-
	6/15/2005	50,000	-	9.32	6/15/2015	-	-	-	-	-
	9/11/2003	14,000	-	1.20	9/11/2013	-	-	-	-	-
	-	-	-	-	-	2/8/2011	33,313	502,027	-	-
	-	-	-	-	-	2/25/2010	16,875	254,306	-	-

(1) Grants of options are based on a four-year vesting schedule, with 25% of each award vesting one year after the vesting commencement date and 1/48th of each award vesting each month thereafter. Grants of options on or after October 26, 2006 are refresh grants and based on a four-year vesting schedule, with 50% of each award vesting after two years from vesting commencement date and 1/48th of each award vesting each month thereafter.

(2) Grants of stock awards vest as follows: All grants in 2010 vest 6.25% each quarter following the vesting commencement date, unless the grants are accelerated based on satisfying certain performance goals as detailed in the “Compensation Discussion and Analysis― Long-term, Equity Incentive Compensation” section in this Proxy Statement. The market value of the stock awards that have not vested is based on the closing market price of our Common Stock on December 30, 2011, the last trading day of fiscal 2011 of $15.07 per share, as reported on the NASDAQ Global Market.

2011 Option Exercises and Stock Vested

The following table sets forth, as for the named executive officers, certain information concerning the options exercised and stock vested during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael R. Hsing	259,774	2,856,385	96,187	1,356,057
Meera Rao	--	--	25,124	359,663
Deming Xiao	--	--	50,562	723,506
Maurice Sciammas	--	--	22,937	324,000
Paul Ueunten	39,000	486,276	18,937	267,822

Potential Payments Upon Termination or Termination Upon Change-in-Control

Employment Agreements and Change-in-Control Arrangements

We have entered into employment agreements with each of our named executive officers. The employment agreements establish the initial titles and salaries, and reporting responsibilities for the named executive officers. The employment agreements also provide for each named executive officer to participate in our equity, bonus and benefits programs. Each of the employment agreements with Mr. Hsing, Mr. Xiao, Mr. Sciammas and Mr. Ueunten was amended in December 2008 to bring the agreements into compliance with Section 409A of the Internal Revenue Code.  The employment agreement with Mr. Xiao was subsequently amended in March 2011 to grant Mr. Xiao an equity interest in Hue Ming LLC, a Delaware limited liability company formed by the Company.

In addition to the terms described above, the employment agreements also provide certain severance benefits upon termination and upon termination without cause or for good reason within 12 months subsequent to a change-in-control, as described in the following table. A “change-in-control” of the Company for these purposes is as defined above in “Compensation Discussion and Analysis.” The Company has followed general market practices for senior executives in allowing limited change-in-control arrangements for selected officers.

Name	Agreement and Date	Termination Without Cause or Departure for Good Reason	Change in Control with Termination
Michael R. Hsing	Employment Agreement dated March 10, 2008, as amended December 16, 2008
Base salary and benefits for 12 months; and acceleration of vesting of Equity Grant equal to the number of Equity Grant that would have vested had the executive remained an employee for 12 months following the termination of employment.
Base salary and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested Equity Grant.
Deming Xiao	Employment Agreement dated March 10, 2008, as amended December 16, 2008 and March 3, 2011
Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of Equity Grant and of ownership interest in Hue Ming LLC equal to the number of Equity Grant or equity interest that would have vested had the executive remained an employee for six months following the termination of employment.
Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executives’ unvested Equity Grant.
Maurice Sciammas Paul Ueunten	Employment Agreement dated March 10, 2008, as amended December 16, 2008
Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of Equity Grant equal to the number of Equity Grant that would have vested had the executive remained an employee for six months following the termination of employment.
Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executives’ unvested Equity Grant.
Meera Rao	Employment Agreement dated January 5, 2009, as amended February 9, 2010

Each of the employment agreements with the Company’s named executive officers also contains a provision whereby during the period of employment and thereafter, the executive shall not, without the prior written consent of the Company, disclose or use any confidential information or proprietary data other than for the Company’s interest. These employment agreements also contain a covenant not to solicit, beginning with the date of the executive’s termination and until one year thereafter.

On March 3, 2011 (the “Amendment Date”), the Company entered into an amendment to the employment agreement with Deming Xiao to provide an additional benefit to him in connection with his extended stay in China due to his increased responsibilities.  Pursuant to the amendment, the Company will transfer ownership of a corporate apartment in Chengdu, China, that is owned by its wholly-owned China subsidiary, to Mr. Xiao.  In order to effect the transfer, the Company has formed a new wholly-owned subsidiary (“Newco”) and granted Mr. Xiao 100% ownership in such subsidiary, subject to vesting conditions.  The equity in Newco will vest ratably over five (5) years on each anniversary of the Amendment Date, and there is no partial vesting between anniversaries.  In the event that Mr. Xiao becomes entitled to vesting acceleration of equity grants pursuant to the terms of his employment agreement, he will be entitled to the same vesting acceleration with respect to the equity in Newco.  In the event that Mr. Xiao resigns without good reason, dies or suffers a disability, or the Company terminates his employment for cause, then vesting of the equity in Newco shall cease as of the date of resignation or termination, and Mr. Xiao will have the right to acquire any remaining unvested equity of Newco at fair market value. If Mr. Xiao declines to acquire the remaining unvested equity, the Company will purchase Mr. Xiao’s vested equity in Newco at fair market value.

On December 16, 2008, our Compensation Committee approved certain amendments to the employment contract for Michael Hsing designed to, among other things, provide that in the event that any severance payment or other benefits payable to Mr. Hsing constituted “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the applicable excise tax, the Company will pay Mr. Hsing a “gross-up” payment sufficient to pay the excise tax and any additional federal or state taxes arising from such payments.  Prior to approving these amendments, our Compensation Committee reviewed data regarding “gross-up” payments to chief executive officers in our peer group, and decided that these amendments were appropriate in order to maintain a competitive compensation package and provide appropriate incentives to Mr. Hsing.

On December 16, 2008, our Compensation Committee also approved certain amendments to the employment contracts for Maurice Sciammas, Deming Xiao and Paul Ueunten designed to, among other things, provide that in the event that any severance payment or other benefits payable to such persons constituted “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the applicable excise tax, the Company will pay such persons a “gross-up” payment sufficient to pay the applicable excise tax.  The payment of any additional excise tax and any additional federal, state or other taxes arising from the payment made by the Company pursuant to the previous sentence will be the sole responsibility of the individual.  Prior to approving these amendments, our Compensation Committee reviewed data regarding “gross-up” payments to named executive officers in our peer group, and decided that these amendments were appropriate in order to maintain competitive compensation packages and provide appropriate incentives to our named executive officers.

Estimated Payments Upon Termination or Change-in-Control

The following table sets forth the payments required to be made to each named executive officer in connection with the termination of their employment upon specified events assuming a stock price of $15.07 per share, the closing price on December 30, 2011, the last trading day of our fiscal year. The amounts shown also assume that the termination was effective December 31, 2011, and thus include amounts earned through such time and are estimates of the amounts which would be paid out in a lump sum to the executives upon their termination. The actual amounts paid can only be determined at the time of the termination of the executive’s employment.

	Termination without Cause or Departure for Good Reason				Change of Control with Termination
Name	Base Salary and Target Bonus ($)	Stock Options and Awards ($)	Insurance Benefits ($)	Total Compensation ($)	Base Salary and Target Bonus ($)	Stock Options and Awards ($)	Insurance Benefits ($)	Total Compensation ($)

Michael R. Hsing, Chief Executive Officer, President and Chairman of the Board	855,000	1,424,115	21,813	2,300,928	900,000	3,827,795	21,813	4,749,608

Meera Rao, Chief Financial Officer	222,500	186,780	3,926	413,206	468,000	1,037,018	7,851	1,512,869

Deming Xiao, President of MPS Asia Operations	312,000	239,236	759	551,995	640,000	1,313,923	1,517	1,955,440

Maurice Sciammas, Senior Vice President of Worldwide Sales and Marketing	280,000	167,654	10,857	458,511	600,000	957,894	21,713	1,579,607

Paul Ueunten, Senior Vice President of Engineering	232,500	133,746	10,837	377,083	560,000	756,333	21,673	1,338,006

In the event the named executive resigns without good cause or the Company terminates the named executive’s employment for cause, the Company shall have no obligation to pay or provide any compensation or benefits as a result of the employment agreements between the Company and the named executives. In the event of the named executive’s death or disability, except as required by applicable law, the Company shall have no obligation to pay or provide any compensation or benefits under the employment agreements between the Company and the named executives.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 about our Common Stock that may be issued upon exercise of options granted to employees, consultants or members of our Board under all existing equity compensation plans, including the 1998 Stock Option Plan, the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,863,239	$15.31	7,984,947
Equity compensation plans not approved by security holders	--	--	--
Total	4,863,239	$15.31	7,984,947

(1) Includes 4,291,737 shares of Common Stock reserved for issuance under the Company’s 2004 Equity Incentive Plan and 3,693,210 shares of Common Stock reserved for issuance under the Company’s 2004 Employee Stock Purchase Plan.  The Company’s 2004 Equity Incentive Plan incorporates an evergreen provision pursuant to which on January 1 of each year, the aggregate number of shares of Common Stock reserved for issuance under the Company’s 2004 Equity Incentive Plan will increase by a number of shares equal to the least of (i) 5% of the outstanding shares of the Company’s common stock on the first day of the fiscal year, (ii) 2,400,000 shares or (iii) a lesser number of shares determined by the Company’s Board.  The Company’s 2004 Employee Stock Purchase Plan additionally incorporates an evergreen provision pursuant to which on January 1 of each year, the aggregate number of shares of Common Stock reserved for issuance will increase by a number of shares equal to the least of (i) 2% of the outstanding shares of the Company’s common stock on the first day of the fiscal year, (ii) 1,000,000 shares or (iii) a lesser number of shares determined by the Company’s Board.  No shares remain available for future issuance under the Company’s 1998 Stock Option Plan, which was terminated in 2004.

Audit Committee Report

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements; appoint independent auditors to audit the Company’s financial statements; and assist the Board in the oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls. In addition, the Audit Committee provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee has a duly adopted charter, which it reviews on an annual basis. The Audit Committee has determined that it had fulfilled its responsibilities under the Audit Committee Charter in 2011.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2011, including:

☐	reviewing and discussing the audited financial statements with the Company’s independent registered public accounting firm and management;

☐
discussing with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

☐
receiving the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and discussing with the independent registered public accounting firm their independence.

Based upon the reviews and discussions described in this Report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Members of the Audit Committee (as of the date the actions above were taken):

Victor K. Lee, Chairman
Douglas McBurnie
Jeff Zhou

Other Matters

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 30, 2011
Saria Tseng
Vice President, General Counsel and Corporate Secretary

Annexure A

RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
($' thousands)

	FY2007	FY2008	FY2009	FY2010	FY2011
Total operating income	$9,670	$22,507	$19,530	$30,498	$13,417
Operating income as a percentage of revenue	7.2%	14.0%	11.8%	13.9%	6.8%
Adjustments to reconcile total operating income to non-GAAP total operating income:
Stock-based compensation	10,688	12,814	14,366	16,417	12,814
Lease abandonment	(496)	-	-	-	-
Litigation provision (reversal)	9,800	-	(6,356)	-	-
Non-GAAP operating income	$29,662	$35,321	$27,540	$46,915	$26,231
Non-GAAP operating income as a percentage of revenue	22.1%	22.0%	16.7%	21.4%	13.3%

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

MPS®
Monolithic Power Systems

INTERNET
http://www.proxyvoting.com/mpwr
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 THROUGH 3.

Please mark your votes as indicated in this example ☒

1. ELECTION OF DIRECTORS

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Nominees: 01 James C. Moyer, 02 Karen A. Smith Bogart, 03 Dr. Jeff Zhou	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
2. Vote to ratify Deloitte & Touche LLP as our independent public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date ____________

You can now access your Monolithic Power Systems, Inc. account online.

Access your Monolithic Power Systems, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Monolithic Power Systems, Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

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Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: **http://ir.monolithicpower.com/proxy.cfm**

▼ FOLD AND DETACH HERE ▼

PROXY
MONOLITHIC POWER SYSTEMS, INC.
2012 Meeting of Stockholders – June 14, 2012
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Saria Tseng and Meera Rao, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monolithic Power Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Meeting of Stockholders of the company to be held June 14, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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